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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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OneBeacon Insurance Group, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2009
Annual General Meeting
of Members and
Proxy Statement

ONEBEACON INSURANCE GROUP, LTD.

NOTICE OF 2009 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD JUNE 3, 2009

April 20, 2009

        Notice is hereby given that the 2009 Annual General Meeting of Members of OneBeacon Insurance Group, Ltd. will be held on Wednesday, June 3, 2009, at 12:00 noon Atlantic Time at the Fairmont Hamilton Princess Hotel, Hamilton, Bermuda. At this meeting, you will be asked to consider and vote upon the following proposals:

  1)
  election of three Class III directors with a term ending in 2012; and

  2)
  approval of the appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2009.

        The Company's audited financial statements for the year ended December 31, 2008, as approved by the Company's Board of Directors, will be presented at the Annual General Meeting.

        Members of record of common shares on March 31, 2009, the record date, (1) who are individuals, may attend and vote at the meeting in person or by proxy, or (2) which are corporations or other entities, may have their duly authorized representative attend and vote at the meeting in person or by proxy. A list of all Members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 21, 2009 at the Company's registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

        All Members are invited to attend this meeting.

By Order of the Board of Directors,

Jane E. Freedman Secretary

        Members are invited to complete and sign the accompanying proxy card to be returned to OneBeacon Insurance Group, Ltd., c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397 in the envelope provided, whether or not they expect to attend the meeting. Members who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting their shares by telephone or over the internet.

        OneBeacon Insurance Group, Ltd., an exempted Bermuda company, through its subsidiaries (collectively, "OneBeacon," the "Company," "we," "us," or "our") is a property and casualty insurance writer that provides a range of specialty insurance products as well as a variety of segmented commercial and personal insurance products. OneBeacon was acquired by White Mountains Insurance Group, Ltd. (collectively with its subsidiaries excluding OneBeacon, "White Mountains") in 2001. White Mountains is a holding company whose businesses provide property and casualty insurance, reinsurance and certain other products. During the fourth quarter of 2006, White Mountains sold 27.6 million or 27.6% of the Company's common shares in an initial public offering. Prior to the initial public offering, OneBeacon was a wholly-owned subsidiary of White Mountains. As of the date hereof, Lone Tree Holdings Ltd. and Sirius International Holdings (NL) B.V., subsidiaries of White Mountains, beneficially own all of the Company's issued and outstanding class B common shares, representing approximately 96.8% of the voting power of our voting securities and approximately 75.5% of our outstanding common shares.

        Our headquarters are located at the Bank of Butterfield Building, 42 Reid Street, 6th Floor, Hamilton HM12, Bermuda. Our U.S. headquarters are located at 1 Beacon Lane, Canton, Massachusetts 02021, our principal executive office is located at 601 Carlson Parkway, Minnetonka, Minnesota 55305 and our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.

ii

ONEBEACON INSURANCE GROUP, LTD.

PROXY STATEMENT

        This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors (the "Board") for the 2009 Annual General Meeting of Members (the "2009 Annual Meeting"), to be held on Wednesday, June 3, 2009 at the Fairmont Hamilton Princess Hotel, Hamilton, Bermuda. The solicitation of proxies will be made by mail, and the proxy statement and related proxy materials will be distributed to holders of the Company's common shares ("Members" or "shareholders"), par value $0.01 per share, on or about April 20, 2009.

        Members as of the close of business on March 31, 2009, the record date, are entitled to vote at the meeting.

        You can ensure that your common shares are properly voted at the meeting by completing, signing, dating, and returning the enclosed proxy card in the envelope provided. Members who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting by telephone or over the internet. A Member has the right to appoint another person (who need not be a Member) to represent the Member at the meeting by completing an alternative form of proxy which can be obtained from the Secretary or by notifying the Inspector of Election (see page 45). Every Member entitled to vote has the right to do so either in person or by one or more persons authorized by a written proxy executed by such Member and filed with the Secretary. Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

        Sending in a signed proxy will not affect your right to attend the meeting and vote. If a Member attends the meeting and votes in person, his or her signed proxy is considered revoked.

PROPOSAL 1—ELECTION OF THE COMPANY'S DIRECTORS

THE BOARD OF DIRECTORS

        The Board is divided into three classes (each a "Class"). Each Class serves a three-year term.

        At the 2009 Annual Meeting, Messrs. Barrette, Campbell and Davis are nominated to be elected as Class III directors with a term ending in 2012. The Board recommends a vote FOR Proposal 1 which calls for the election of the 2009 nominees.

        The current members of the Board, nominees and terms of each Class are set forth below:

Director	Age	Director since
Class III Nominees—Term ending in 2012*
Raymond Barrette	58	2007
Reid T. Campbell	41	2006
Morgan W. Davis	58	2006
Class I—Term ending in 2010
Lois W. Grady	64	2006
T. Michael Miller	50	2006
Lowndes A. Smith	69	2006
Kent D. Urness	60	2007
Class II—Term ending in 2011
David T. Foy	42	2006
Richard P. Howard	62	2006
Robert R. Lusardi	52	2006
Ira H. Malis	49	2007

*
Nominees to be elected at the 2009 Annual Meeting

        Of the nominees for election at the 2009 Annual Meeting, Messrs. Campbell and Davis were elected to the Board by the sole Member, White Mountains, prior to the Company's initial public offering in November 2006. Mr. Barrette was elected to the Board in August 2007 following his election as Chairman and Chief Executive Officer of White Mountains.

        The following information presents the principal occupation, business experience, recent business activities involving OneBeacon and other affiliations of the directors:

Class III Nominees—Term Ending in 2012

        Raymond Barrette has been a director of the Company since August 2007. Since January 2007, Mr. Barrette has been Chairman and Chief Executive Officer of White Mountains. He served as a director of White Mountains from 2000 to 2005 and was re-appointed as a director in August 2006. He previously served as President and Chief Executive Officer of White Mountains from 2003 to 2005, as Chief Executive Officer of OneBeacon Insurance Company from 2001 to 2002, as President of White Mountains from 2000 to 2001 and as Chief Financial Officer of White Mountains from 1997 to 2000. Prior to joining White Mountains in 1997, Mr. Barrette had 23 years of experience in the insurance business, mostly at Fireman's Fund Insurance Company.

        Reid T. Campbell has been a director of the Company since October 2006. He has served as a Managing Director of White Mountains Capital, Inc. since January 2004. He joined White Mountains in 1994 and has served in a variety of financial management positions with White Mountains. Prior to joining White Mountains, Mr. Campbell spent three years with KPMG LLP.

        Morgan W. Davis has been a director of the Company since October 2006. Mr. Davis served as the President and a director of American Centennial Insurance Company, a wholly-owned subsidiary of White Mountains, from October 1999 to October 2008. He was formerly Managing Director at OneBeacon Insurance Group LLC from 2001 to 2005. From 1994 to 2001, he served in a variety of capacities with White Mountains. Prior to that, he was with Fireman's Fund Insurance Company for seven years and INA/Cigna for ten years. He is also a director of Montpelier Re Holdings, Ltd. and White Mountains.

Class I Directors—Term Ending in 2010

        Lois W. Grady has been a director of the Company since December 2006. She has served as an independent consultant since her retirement from Hartford Life, Inc., a subsidiary of The Hartford Financial Services Group, Inc. Ms. Grady served as Executive Vice President and Director of Information Systems and Services at Hartford Life from 2002-2004 and as Senior Vice President and Director of Investment Product Services at Hartford Life from 1998-2002. Ms. Grady is also a director of Symetra Financial Corporation.

        T. Michael Miller has been a director of the Company since August 2006. He joined the Company as Chief Operating Officer in April 2005 and became President and Chief Executive Officer in July 2005. Prior to joining OneBeacon, Mr. Miller spent 10 years at St. Paul Travelers, most recently as Co-Chief Operating Officer. Prior to joining St. Paul Travelers, Mr. Miller spent 14 years with The Chubb Corporation.

        Lowndes A. Smith has been Chairman of the Board of Directors of the Company since October 2006. Mr. Smith serves as Managing Partner of Whittington Gray Associates. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. and President and Chief Executive Officer of Hartford Life Insurance Company until 2001. He joined The Hartford in 1968. Mr. Smith is also a director of White Mountains, Symetra Financial Corporation and 85 investment companies in the mutual funds of The Hartford.

        Kent D. Urness has been a director of the Company since February 2007. Since his retirement from St. Paul Travelers in April 2005 until November 2006, Mr. Urness served as Non-Executive Chairman of St. Paul Travelers Insurance Company and as a Non-Executive Director of St. Paul at Lloyd's. From 2001 until his retirement, he served as Executive Vice President with responsibility for International and Lloyd's. He served in positions of increasing responsibility over his 34 year career at St. Paul Travelers.

Class II Directors—Term Ending in 2011

        David T. Foy has been a director of the Company since October 2006. Mr. Foy has served as Executive Vice President and Chief Financial Officer of White Mountains since April 2003. Prior to joining White Mountains in 2003, Mr. Foy served as Senior Vice President and Chief Financial Officer of Hartford Life, Inc., a subsidiary of The Hartford Financial Services Group, Inc. and joined that company in 1993. Prior to joining Hartford Life, Mr. Foy was with Milliman and Robertson, an actuarial consulting firm. Mr. Foy also serves as the Chairman of the Board of Symetra Financial Corporation.

        Richard P. Howard has been a director of the Company since October 2006. Mr. Howard has served as a portfolio manager for Prospector Partners, LLC since August 2005. Prior to that, he was a Managing Director of White Mountains Advisors LLC from 2001 through 2005 and a director of the OneBeacon insurance companies from 2002 through 2005. From 1982 through 2001, Mr. Howard was a vice president and portfolio manager of T. Rowe Price Associates, Inc., including responsibility for the management of T. Rowe Price Capital Appreciation Fund. Mr. Howard serves as a Trustee of Quinnipiac University.

        Robert R. Lusardi has been a director of the Company since October 2006. Mr. Lusardi has been an Executive Vice President of White Mountains Capital, Inc. and Chief Executive Officer of White Mountains Financial Services LLC since February 2005. Prior to joining White Mountains, he was a member of the Executive Management Board of XL Capital Ltd., where he was first Chief Financial Officer then Chief Executive Officer of the Financial Products and Services operating segment. From 1980 to 1998, Mr. Lusardi was a Managing Director and head of the global insurance and asset management practices at Lehman Brothers. He is also a director of Primus Guaranty Ltd. and Symetra Financial Corporation.

        Ira H. Malis has been a director of the Company since August 2007. Mr. Malis has served as a Managing Director of Equity Capital Markets at Stifel Nicolaus since November 2007. He was formerly Senior Vice President of Legg Mason Capital Management from 2004 to August 2007. From 2000 to 2004, he served as Sell-Side Director of Research at Legg Mason Wood Walker. Prior to that, he held research analyst and consultant positions at various investment firms from 1983-2000.

CORPORATE GOVERNANCE

        Corporate governance is the system by which companies are directed and controlled and involves the distribution of rights and responsibilities among the Board, management and the Company's Members. The Board has adopted Corporate Governance Guidelines that set forth its overall approach towards corporate governance. The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to and on behalf of the Company. No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2008. The Company's Corporate Governance Guidelines and Code of Business Conduct are available at www.onebeacon.com and in print, free of charge, to any Member who requests a copy.

        White Mountains, through its subsidiaries Lone Tree Holdings Ltd. and Sirius International Holdings (NL) B.V., beneficially owns all of the Company's issued and outstanding class B common shares, representing 96.8% of the voting power of our voting securities and 75.5% of our outstanding common shares. As a result, we rely upon the "controlled company" exemption under the rules of The New York Stock Exchange (the "NYSE") with respect to our Board of Directors and committee composition. Pursuant to this exemption, we are not required to comply with the rules that require that our Board of Directors be comprised of a majority of independent directors as defined by the NYSE. Our Board of Directors currently consists of 11 persons, 4 of whom are independent as defined under the rules of the NYSE and 7 of whom are current or former employees, directors or officers of White Mountains or the Company.

        The Board of Directors has determined that each of Ms. Grady and Messrs. Malis, Smith and Urness are independent in accordance with NYSE rules. For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company) or has only immaterial relationships with the Company. The Company does not apply categorical standards as a basis for determining director independence. Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

        The Board notes no relationships (other than being directors or shareholders) between Ms. Grady and Messrs. Malis, Smith and Urness and the Company or White Mountains. The Board notes relationships with the other members of the Board as disclosed in this proxy statement on page 35 under the heading "Transactions with Related Persons, Promoters and Certain Control Persons". In making its independence determinations, the Board considered all such relationships in light of NYSE standards as well as the attributes it believes should be possessed by independent-minded directors.

        At each meeting of the Board, the non-management directors meet in executive session without Company management present. Mr. Smith, the Chairman of the Board, presides over these meetings. The procedures for Members, employees and others interested in communicating directly with any or all of the non-management directors are described on page 7.

The Board

        The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management. The primary responsibility of the Board is to oversee and review management's performance of these functions in order to advance the long-term interests of the Company and its Members.

        In fulfilling this responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its Members. Directors are entitled to rely on the honesty and integrity of senior management and the Company's outside advisors and auditors. However, it is the Board's responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

Committees of the Board

Audit Committee

        The primary purposes of the Audit Committee are to: (1) assist Board oversight of the integrity of the Company's financial statements, the qualifications and independence of the independent auditors, the performance of the internal audit function and the independent auditors, and the Company's compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; and (3) prepare the Report of the Audit Committee (which appears on page 42).

        Even though we rely on the "controlled company" exemption under the rules of the NYSE, we are required to have a fully independent audit committee. The Audit Committee is currently comprised of Mr. Urness (Chairman), Mr. Malis and Mr. Smith. Mr. Urness is the audit committee financial expert, as defined in SEC rules, based upon his training and experience. The Board has determined that each member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC.

        The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.onebeacon.com and in print, free of charge, to any Member who requests a copy.

Compensation Committee

        The primary purposes of the Compensation Committee are to: (1) review and make recommendations on director compensation; (2) discharge the Board's responsibilities relating to the compensation of executives; (3) oversee the administration of the Company's compensation plans, in particular the incentive compensation and equity-based plans; and (4) prepare the Report of the Compensation Committee on Executive Compensation (which appears on page 22). The Compensation Committee approves all compensation for executive officers and the other executives who report directly to the Chief Executive Officer except for compensation approved by the Performance Compensation Subcommittee (the "Subcommittee"). The Compensation Committee relies on the Chief Executive Officer and the Chief Human Resources Officer to assess, design and recommend compensation programs, plans and awards for executives and directors, subject to Committee or Subcommittee approval, and to administer approved programs for its non-executive officers and employees within the parameters of plan design and Committee direction. The Committee or the Subcommittee also approves all long-term equity and non-equity incentive compensation plan awards. The Committee has engaged Watson Wyatt Worldwide ("Watson Wyatt"), a compensation consultant, to assist it in the performance of certain of its duties, as described in more detail in the Compensation Discussion and Analysis which begins on page 11.

        The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.onebeacon.com and in print, free of charge, to any Member who requests a copy.

Performance Compensation Subcommittee

        In May 2008, the Compensation Committee formed the Subcommittee comprised solely of independent directors. The Committee delegated the following duties to the Subcommittee: review and approval of (i) awards under equity compensation plans of the Company for purposes of compliance with Section 16 of the Securities Exchange Act of 1934, as amended; and (ii) performance-based compensation to ensure compliance as and when required with Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)").

Nominating and Governance Committee

        The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals for nomination and election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters; and (4) oversee the evaluation of the Board and management.

        Since we rely on the "controlled company" exemption under the rules of the NYSE, we are not required to have a fully independent nominating committee. The Nominating and Governance Committee is currently comprised of Mr. Foy (Chairman), Mr. Campbell, Mr. Davis and Ms. Grady. The Board has determined that Ms. Grady satisfies NYSE independence standards.

        The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.onebeacon.com and in print, free of charge, to any Member who requests a copy.

        General Criteria and Process for Selection of Director Candidates.    The Committee considers director candidates from diverse sources and welcomes suggestions from Members, management and the Board of Directors. There is no difference in the way in which the Committee evaluates nominees for director based upon the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates.

        In identifying and evaluating director candidates, including those nominated by Members, the Nominating and Governance Committee does not set specific criteria for directors. The Committee is responsible for determining desired Board skills and attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company's business or industry and ownership interest in the Company. Directors must be willing to devote adequate time and effort to Board responsibilities. As set forth in the Company's Corporate Governance Guidelines and its Charter, the Committee is responsible for recommending director candidates to the Board.

        Consideration of Director Candidates Nominated by Members.    The Company has not adopted a specific policy regarding consideration of director candidates from Members. Members who wish to recommend candidates for consideration by the committee may submit their nominations in writing to the Secretary at the address provided in this Proxy Statement or on the Company's web site at www.onebeacon.com. The Committee may consider such Member recommendations when it evaluates and recommends candidates to the Board for submission to Members at each annual general meeting. In addition, subject to the rights of White Mountains as the holder of the Class B common shares, Members may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-Laws as described below.

        Procedures for Nominating Director Candidates.    Member nominations of director candidates may be made if received timely by the Secretary as outlined below. Under the Company's Bye-laws, nominations for the election of directors may be made by the Board or by any Member entitled to vote for the election of directors (a "Qualified Member"). A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member's intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, between 90 days and 120 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier; and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to Qualified Members. Each such notice shall set forth: (a) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (b) the class and number of shares that are owned beneficially and of record by the Qualified Member; (c) a representation that the Qualified Member is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a representation as to whether the Qualified Member intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of outstanding shares require to elect the nominee or otherwise to solicit proxies from Members in support of such nomination; (e) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member; (f) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (g) the consent of each such candidate to serve as a director of the Company if so elected.

Executive Committee

        The primary purpose of the Executive Committee is to act on behalf of the full Board of Directors during intervals between regular meetings, with the exception of matters that, by applicable law or the Company's Bye-Laws, may not be delegated.

Meetings of the Board

        During 2008, the full Board met 4 times, the Audit Committee met 9 times, the Compensation Committee met 5 times, the Performance Compensation Subcommittee met 3 times, the Nominating and Governance Committee met 2 times, and the Executive Committee met once. During 2008, each director attended at least 75% of the meetings of the Board (held during the period for which he or she served as a director) and all of the meetings held by all committees of the Board on which he or she served (during the periods that he or she served). All directors attended the 2008 Annual General Meeting and plan to attend the 2009 Annual Meeting.

Communication with the Board

        The Nominating and Governance Committee has approved a process by which anyone who has a concern about our conduct may communicate that concern to the Chairman of the Board of Directors on behalf of the non-management directors as a group. You may contact the Chairman of the Board in writing care of the Secretary at the address provided in this Proxy Statement. Interested parties also may contact the Chairman of the Board electronically by submitting comments on our web site at www.onebeacon.com under the heading "Investor Relations/Corporate Governance."

        Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing care of the Secretary at the address provided in this Proxy Statement. Interested parties may also contact the Audit Committee electronically by submitting comments on our web site at www.onebeacon.com under the heading "Investor Relations/Corporate Governance."

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

        As of March 31, 2009, there were 23,339,461 Class A common shares outstanding and 71,754,738 Class B common shares outstanding. Members of record of Class A common shares shall be entitled to one vote per common share, provided that, if and so long as the votes conferred by "Controlled" Class A common shares (as defined below) of any person, other than White Mountains, constitute more than 9.5% percent of the votes conferred by the outstanding common shares of the Company, the vote conferred by each Class A common share comprised in such Controlled Class A common shares shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by such shares constitute 9.5% of the votes conferred by our outstanding common shares.

        In giving effect to the foregoing provisions, the reduction in the vote conferred by the Controlled Class A common shares of any person shall be effected proportionately among all the Controlled Class A common shares of such person; provided, however, that if a holder of our common shares owns, or is treated as owning by the application of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States (the "Code"), interests in another holder of our common shares, the reduction in votes conferred by Controlled Class A common shares of such holder (determined solely on the basis of Controlled Class A common shares held directly by such holder and Controlled Class A common shares attributed from such other holder) shall first be effected by reducing the votes conferred on the Controlled Class A common shares held directly by such holder and any remaining reduction in votes shall then be conferred proportionally among the Controlled Class A common shares held by the other holders (in each case, to the extent that doing so does not cause any person to be treated as owning Controlled Class A common shares constituting more than 9.5% of the votes conferred by the outstanding common shares of OneBeacon). In the event that the aggregate reductions required by the foregoing provisions result in less than 100 percent of the voting power over the votes entitled to be cast, the excess of 100 percent of the voting power over the votes entitled to be cast shall be conferred on the Class A common shares held by our holders proportionately, based on the number of Class A common shares held by each holder; to the extent that doing so does not cause any person to be treated as owning Controlled Class A common shares constituting more than 9.5% of the votes conferred by the outstanding common shares of OneBeacon.

        "Controlled" Class A common shares in reference to any person other than White Mountains means:

  (1)
  all Class A common shares directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Code; and

  (2)
  all Class A common shares directly, indirectly or constructively owned by any person or "group" of persons within the meaning of Section13(d)(3)of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii)shall not apply to (a)any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b)any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

        Lone Tree Holdings Ltd. and Sirius International Holdings (NL) B.V., the Members of record of the outstanding Class B common shares, are entitled to ten votes for every Class B common share.

Principal Holders of Common Shares

        To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of March 13, 2009, except as shown below.

Name and address of beneficial owner	Number of Common Shares Beneficially Owned		Percent of Class	Percent of Shares Outstanding

White Mountains Insurance Group, Ltd., 80 South Main Street, Hanover, NH 03755(1)	71,754,738		100.00%	75.46%
J.P. Morgan Investment Management Inc. (New York), 245 Park Avenue, New York, NY 10167	7,017,956	(2)	30.10%	7.38%
Advisory Research, Inc./David Heller, 180 North Stetson Street, Chicago, IL 60601	3,441,614	(2)	14.75%	3.62%
T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202	1,798,700	(2)	7.70%	1.89%
(1)
White Mountains beneficially owns all of the outstanding Class B common shares through its wholly-owned subsidiaries as follows: Lone Tree Holdings Ltd., Bank of Butterfield Building, 42 Reid Street, Hamilton HM 12, Bermuda (66,229,876 shares); and Sirius International Holdings (NL) B.V., De Boelelaan 7 1083 HJ Amsterdam, Netherlands (5,524,862 shares).

(2)
Class A common shares. Information based on Schedule 13G filings with the Securities and Exchange Commission.

Beneficial Stock Ownership of Directors and Executive Officers

        The following table sets forth, as of March 13, 2009, beneficial ownership of Class A common shares by each director, the named executive officers and the executive officers of the Company as a group:

	Number of common shares owned
Name of beneficial owner	Beneficially(a)	Economically(b)
Directors
Raymond Barrette(c)	—	—
Reid T. Campbell(c)	—	—
Morgan W. Davis	22,961	22,961
David T. Foy(c)	—	—
Lois G. Grady	4,000	8,239
Richard P. Howard	42,961	47,200
Robert R. Lusardi(c)	—	—
Ira H. Malis	5,000	9,239
Lowndes A. Smith	17,064	17,064
Kent D. Urness	8,000	8,000
Named Executive Officers
T. Michael Miller	5,670	735,228
Paul H. McDonough	4,570	160,245
Andrew C. Carnase	3,770	187,751
Kevin J. Rehnberg	23,793	194,326
Alexander C. Archimedes	2,517	91,238
All directors and all executive officers as a group (18 persons)	141,760	1,579,292

(a)
No director or executive officer individually or as a group beneficially owns 1% or more of the total common shares outstanding at March 13, 2009. Beneficial ownership has been determined in accordance with Rule13d-3(d)(1) of the Securities Exchange Act of 1934. Includes shares held through the OneBeacon 401(k) Savings and Employee Stock Ownership Plan in which the executive officer is fully vested.

(b)
Common shares shown as economically owned include common shares beneficially owned, including through the OneBeacon 401(k) Savings and Employee Stock Ownership Plan and the OneBeacon Deferred Compensation Plan, target unearned performance share awards and unvested stock options.

(c)
Excludes shares owned by Lone Tree Holdings Ltd. and Sirius International Holdings (NL) B.V., subsidiaries of White Mountains.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        2008 was an unprecedented year in the investment markets. The downturn and volatility in the markets during 2008 negatively affected our financial performance, including change in adjusted book value per share, share price and overall profitability. However, OneBeacon's operational performance was strong and representative of a solid underlying insurance business.

        Our executive incentives based on operational metrics (our Performance Unit Plan and our annual Management Incentive Plan ("MIP")) performed very well relative to target. Executive incentives influenced by OneBeacon share price, and/or adjusted book value per share or book value per share (our outstanding performance share cycles and restricted stock unit awards) performed extremely poorly. The annual MIP which set as a primary performance goal the attainment of a combined ratio of 96% and, to a lesser extent, other strategic objectives, paid out at 125% of target based on the attainment of a 95% combined ratio and performance against other plan goals. The 2007-2008 Performance Share Plan, which set as a performance goal the attainment of 13% annual Growth In Intrinsic Business Value Per Share ("GIBVPS"), paid out at 1.4% of target based on attainment of 6.1% GIBVPS for the performance period. The 2006-2008 Performance Unit Plan, which set as a performance goal the attainment of a 96% adjusted combined ratio, paid out at 126.1% of target based on the attainment of an adjusted combined ratio of 93.8%. See "—Long-Term Incentive Compensation" on page 14; "Payouts Under Existing Plans—Payments Under the 2008 Management Incentive Plan" on page 19; "—Payments under the 2007-2008 Stub Cycle Award" on page 19; "—Payments under the 2006-2008 Performance Unit Plan" on page 19; and "—OneBeacon Long-Term Incentive Plans—Performance Shares" on page 27.

        Because of the reduction in adjusted book value per share in 2008, we are now forecasting zero payout under the 2007-2009 Performance Share Plan and significant underperformance at best for the 2008-2010 Performance Share Plan and the restricted stock units. There are no corresponding performance unit plans for these cycles.

        At the February 2009 Compensation Committee meeting, the Compensation Committee (the "Committee") reiterated its belief that the Company's executive compensation plans should provide appropriate incentives and retention benefits and align with shareholders' long-term interests. To achieve these goals, beginning with the 2009-2011 performance cycle, the Committee determined that it is appropriate to grant executive officers and senior management a mix of performance shares that are earned as book value per share grows and performance units that are earned as the Company's underlying insurance businesses perform against operational targets. The Committee granted 2009-2011 performance shares with an average annual growth in book value per share target of 12% and 2009-2011 performance units with an average annual combined ratio target of 95%. Additionally, in recognition that the 2007-2009 and 2008-2010 performance share cycles are projected to payout at or close to zero, creating a significant retention risk over the next two years with respect to our talented staff, the Committee approved cash retention awards to the executive officers and certain members of senior management. These retention awards will vest 50% in February 2010 and 50% in February 2011. For the same reasons, the Committee also approved a pool of money for senior management to make retention awards to certain other key personnel. The payment schedule for retention awards to key personnel varies by participant.

        Also in February 2009, the Committee confirmed that there would be no changes to the annual base salaries or MIP targets for 2009 for the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers (the "Named Executive Officers" or "NEOs").

Introduction

        Our Compensation Discussion and Analysis ("CD&A") discusses the total compensation of our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), and our Named Executive Officers. The compensation philosophy and compensation programs described herein apply to our other executive officers as well.

        Our executive compensation program is designed to attract, retain and motivate our executives to maximize shareholder value over long periods of time. We manage all aspects of our business, including executive compensation, according to our four operating principles:

  •
  Underwriting comes first

  •
  Maintain a disciplined balance sheet

  •
  Invest for total return

  •
  Think like owners

        The overall goal of our executive compensation program is to develop, implement and monitor executive compensation policies and practices which are consistent with and supportive of the long-term maximization of shareholder value and our operating principles.

Compensation Philosophy and Principles

        We believe our executive compensation programs should support the Company's primary objective of maximizing shareholder value over long periods of time. The Committee believes that, in order to achieve this objective, our executive compensation programs must address four key compensation principles. They are as follows:

Competitiveness

        In order to execute our operating principles, a certain level of experience and expertise is required to manage our business with an intense and disciplined focus. Our overall executive compensation programs must be competitive to allow us to attract and retain the most talented and experienced executives available. We believe we need to assess competitiveness relative to external benchmarks in terms of total compensation rather than the competitiveness of any individual element of compensation.

Pay for Performance

        We believe that talented executives are most attracted to an environment in which their contributions are rewarded commensurate with the value they create. And, we believe that when performance objectives are clearly articulated and incentive opportunities aligned, talented and motivated individuals excel.

Alignment with Shareholder Interests

        We recognize that to maximize shareholder value, we must closely align the financial interests of management with those of the Company's shareholders. This compensation principle reinforces our Think Like Owners operating principle.

Long-Term and Performance-Based

        Recognizing that shareholder return is best measured over long periods of time, a significant portion of executive compensation is comprised of long-term, at-risk pay. More emphasis is placed on long-term performance-based compensation and less emphasis on base salary, annual incentives, perquisites and employee benefits versus peer comparisons.

Elements of Compensation

        OneBeacon executives are compensated through a combination of base salary, annual incentive and long-term performance-based compensation. The focus of our compensation programs is to ensure overall competitiveness while emphasizing performance-based compensation versus base salary, perquisites or employee benefits. Base salary and annual incentives have historically been set at levels lower than those paid by other property and casualty insurers with a higher percentage of total compensation paid in long-term performance-based compensation. We believe that by placing more emphasis on long-term performance-based compensation, we advance the Committee's philosophy and principles which in turn contribute to achieving our long-term goals and core operating principles.

        Prior to 2007, we had not explicitly benchmarked the compensation of T. Michael Miller, our President and Chief Executive Officer, relative to peer company CEOs' compensation. Similarly, we had not formally benchmarked other executive compensation but instead relied on our judgment and experience in recruiting executives when establishing their compensation. In 2007, the Committee engaged the consulting services of an external consulting firm, Watson Wyatt, to assess the overall competitiveness of our executive compensation programs. In 2008, the Committee approved changes to some elements of our executive compensation programs as a result of the Watson Wyatt findings and indicated a desire to update its benchmarking from time to time as it feels appropriate.

Base Salary

        Executive salaries are not routinely adjusted despite an annual review of performance. Instead, depending on market considerations, executive officers' salaries may be adjusted selectively by the Committee. In February 2008, the Committee increased its cap on base salaries from $400,000 to $500,000, in part as a result of its discussion of the Watson Wyatt study. Accordingly, the base salary of Mr. Miller was increased to $500,000 in April 2008 which the Committee noted was still in line with its stated philosophy of setting executive salaries below comparable benchmark positions. With Mr. Miller's salary change, the salary compression effect on the other Named Executive Officers was alleviated, allowing the Committee to also authorize increases for two other Named Executive Officers. In April 2008, Andrew Carnase, Commercial Lines Executive, and Kevin Rehnberg, Specialty Lines Executive, each received an increase of $100,000, bringing their salaries to $400,000. The Committee elected to leave the salaries of its other Named Executive Officers unchanged, with the salary of Paul McDonough, Chief Financial Officer, at $375,000, and Alexander Archimedes, Personal Lines Executive, at $300,000.

Annual Incentives (Management Incentive Program)

        We provide annual incentive opportunities to our executive officers through our Management Incentive Plan. The Committee may exercise discretion in the final determination of the overall performance factor and the performance factors for each business and/or Named Executive Officer. Typically, we expect the Chief Executive Officer to receive the incentive performance factor applicable to all of OneBeacon given our belief that the results of his efforts are appropriately reflected by the results of the Company. We would expect variability in the incentive performance factors of the other executive officers based on individual performance and the performance of their respective businesses or functional groups. In February 2008, the Committee increased the annual target bonus for our Chief Executive Officer from 50% to 75% of base salary and left unchanged the bonus target for each of our other Named Executive Officers at 50% of their respective base salaries.

        The Committee believes discretion best facilitates performance-based differentiation at the business and individual level. The Committee understands that the discretion associated with this plan causes the compensation earned under the Management Incentive Plan not to qualify for deductibility under Section 162(m) of the Internal Revenue Code. The Committee reiterated its belief, however, that the benefit of preserving its option to exercise discretion outweighs the risk that the Company could be in the position of paying compensation that is not deductible under Section 162(m). In this way, the Committee can be sure that it can address any unforeseen opportunities and challenges through the exercise of discretion with respect to salaries and MIP. For a description of the MIP, see "Management Incentive Plan" on page 24 of this proxy statement.

Long-Term Incentive Compensation

        Beginning in 2007, to leverage our newly public status, the Committee granted OneBeacon Performance Share awards under the OneBeacon Long-Term Incentive Plan as its primary long-term incentive instrument. The Committee reserved its prerogative to grant other long-term incentive awards such as incentive or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance units. In connection therewith, the Board of Directors adopted and received shareholder approval of the 2007 Long-Term Incentive Plan (the "2007 Plan") which permits all of the above awards. The Committee believes shareholder approval is significant in that performance-based awards that meet certain criteria when awarded under a shareholder-approved plan are fully tax deductible under Section 162(m) of the Internal Revenue Code.

        The Committee historically has used performance shares as its primary vehicle for long-term incentive compensation. The two outstanding performance share award cycles, the 2007-2009 and 2008-2010 performance share grants, use Growth In Intrinsic Business Value Per Share as the performance metric. For the 2007-2009 performance cycle, GIBVPS is defined as: (a) Underwriting Return on Equity (weighted 40%); (b) Growth in Adjusted Book Value Per Share (weighted 40%); and (c) Growth in the Company's Price Per Common Share (weighted 20%), including compounded dividends in the case of (b) and (c). For the 2008-2010 performance cycle, GIBVPS is defined as: (a) Underwriting Return on Equity; and (b) Growth in Adjusted Book Value Per Share, including compounded dividends (equally weighted). See "—OneBeacon Long-Term Incentive Plans—Performance Shares" on page 27 of this proxy statement. In February 2008, the Committee determined to change the definition of GIBVPS with respect to the 2008-2010 award cycle by removing the Growth in the Company's Price Per Common Share including compounded dividends metric. The Committee made this change to reduce the leverage that market value has on the evaluation of management performance.

        In February 2009, the Committee determined to use a combination of performance shares and performance units to compensate its executive officers and senior management. The 2009-2011 performance share award cycle uses Growth in Book Value Per Share, including compounded dividends, as the performance metric. The 2009-2011 performance unit cycle uses average adjusted economic combined ratio as the performance metric. The Committee made this change based on the belief that the majority of long-term compensation should be based on employees' contributions to Company operational performance while the long-term compensation of executives and senior management should continue to be based in part on growth in book value. See "2009 Compensation Committee Activity—2009 Compensation Actions" on page 20.

        Other than the stock options granted to certain executives and key employees in anticipation of the initial public offering, there are no other options outstanding and the Committee does not currently have plans to grant any additional options.

        In February 2008, the Committee granted Mr. Miller performance shares for the 2008-2010 cycle at a target value of $5 million. As mentioned above, based upon the benchmarking data and the Committee's belief in underweighting short-term compensation relative to long-term performance based compensation, the Committee determined that it was appropriate to increase Mr. Miller's target performance award by $1 million as compared with his 2007-2009 performance cycle award. Based on the consultant's work, the Committee also agreed to make targeted performance share awards to

Mr. Carnase and Mr. Rehnberg of $1.5 million each (up from their 2007 awards of $800,000) and to Mr. McDonough of $800,000, identical to his 2007 award. The Committee did not make a 2008 long-term incentive plan award to Mr. Archimedes in light of Mr. Archimedes' transition towards retirement.

        As discussed in our 2008 Compensation Discussion and Analysis, also in February 2008, the Committee granted restricted stock units to certain executive officers and senior management to address a shortfall in the value of stock options that were granted at the time of the Company's initial public offering. See "—Summary Compensation Table" on page 23, "—Grants of Plan Based Awards" on page 26 and "—OneBeacon Long-Term Incentive Plans—Restricted Stock Units" on page 28 of this proxy statement.

        In May 2008, the Board of Directors, upon recommendation from the Committee, approved an amendment to the 2007 Plan to provide that eligibility to receive awards under the 2007 Plan is conditioned upon entry into a form of Confidentiality and Non-Solicitation Agreement.

        Also in May 2008, in recognition of a special dividend of $2.03 per share paid on March 26, 2008 to all shareholders of record, the Committee determined that an equitable adjustment to outstanding long-term incentive plan awards was appropriate and desirable. Accordingly, the Committee adjusted the exercise price of the outstanding stock options from $30.00 to $27.97 and adjusted the 2007-2008 and 2007-2009 performance share awards to provide that, upon settlement, $2.03 would be paid to each award recipient per each share earned.

Compensation Mix

        We have not established any formulas for determining the appropriate mix of short-term and long-term compensation. As previously stated, we emphasize long-term performance-based compensation. For example, Mr. Miller's total 2008 compensation reflects a long-term incentive award with a target value of approximately $5,000,000, or approximately 85% of his total target compensation.

Other Elements of Compensation

Retirement Benefits

        We have no active pension plans. Benefit accruals under all qualified pension plans and all supplemental pension plans were frozen for all employees in 2002. None of our executive officers is eligible to participate in or receive payments under any of our frozen pension plans.

        Executive officers and other key employees may participate in our non-qualified deferred compensation plan. Under the plan, participants may defer all or a portion of their base salary, annual MIP award and long-term incentive awards, which may be invested in various investment options including the OneBeacon Stock Fund which tracks the value of our common shares, and, as long as we remain part of the White Mountains group, the White Mountains Stock Fund which tracks the value of White Mountains shares. None of the investment options offered under these plans provides above-market rates of interest.

        All of our employees may participate in our qualified 401(k) Savings and Employee Stock Ownership Plan. We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

        Because of our belief in emphasizing performance-based compensation, we generally do not offer perquisites to our executive officers other than as described below and in the Summary Compensation Table on page 23 of this proxy statement. The perquisites that we offer our executives primarily consist of housing/relocation allowance and related tax reimbursements. None of our NEOs received housing or relocation benefits during 2008.

        We also allow Mr. Miller to use corporate aircraft for personal reasons. Approved trips are considered a perquisite and $124,282, representing the actual out-of-pocket cost to the Company of the personal flights, is included in Mr. Miller's total compensation in the Summary Compensation Table on page 23. At its February 26, 2008 meeting, the Committee formalized its previous informal arrangement with Mr. Miller by establishing an annual cap on such trips of $125,000. Other trips are reimbursed by Mr. Miller at their full cost to the Company and are not considered a perquisite. From time to time, an executive officer may take his spouse or other family members with him on a business trip. In this instance, we do not include the aggregate incremental cost to the Company to provide that portion of the flight in the executive's total compensation in the Summary Compensation Table because the additional passenger(s) do not increase the aggregate incremental cost of the flight. However, we impute to the executive's income the Standard Industry Fare Classification (SIFL) amount for the spouse and/or family's flight as required by the Internal Revenue Code.

        No other named executive officer used corporate aircraft for personal reasons in 2008.

        Our executive officers also participate in other employee benefit plans on the same terms as our other employees. These plans include health insurance, life insurance and charitable gift matching.

Board Fees

        Our executive officers, and White Mountains' executive officers, do not receive director fees for serving on the Company's or subsidiaries' boards of directors.

Employment Agreements

        We have no long-term employment agreements with our executive officers except those that govern their responsibilities and duties to the Company and its subsidiaries. All executive officers are deemed "at will" employees as are all OneBeacon employees. Certain of our NEOs have severance arrangements within their employment offer letters. The details of these agreements are disclosed under "—Employment Offer Letters" on page 24.

Severance Arrangements

        We do not have a formal severance policy; any recommended severance payment to an executive officer other than that set forth in an employment offer letter would be at the sole discretion of the Committee.

Change in Control

        We have no change in control agreements with our executive officers or key employees other than that found in our long-term incentive plans which govern our long-term incentive awards. The change in control provisions of our long-term incentive plans are described in more detail on page 31 under the heading "Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plans."

Stock Ownership Guidelines

        We do not currently have stock ownership guidelines. The Committee recognizes that a significant portion of executive compensation is in performance shares thus tied to the Company's stock performance over the long term. The Committee may review whether stock ownership guidelines are appropriate at some future date.

The OneBeacon Compensation Committee

        Our Compensation Committee is comprised of Lowndes A. Smith, Chair, Raymond Barrette, Lois W. Grady and Kent D. Urness. The Board has determined that each of these directors except for Mr. Barrette is (i) independent in accordance with the New York Stock Exchange Listing Standards, (ii) a non-employee director as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) an outside director as that term is defined in Section 162(m) of the Internal Revenue Code.

        Because Mr. Barrette does not satisfy NYSE, Section 16 or Section 162(m) independence standards, the Compensation Committee in May 2008 formed the Performance Compensation Subcommittee (the "Subcommittee") comprised solely of the independent directors listed above to administer and approve all performance-based compensation and equity compensation awards in order to maintain favorable tax and legal treatment of such awards.

        Throughout this Compensation Discussion and Analysis, references to the Committee include actions taken by the Subcommittee as appropriate.

Our Compensation Process

        The Committee, consistent with its charter, reviews and approves the corporate goals and objectives relevant to the CEO, evaluates the CEO's performance in light of these goals and objectives, certifies the performance metrics of our short-term and long-term incentive plans and determines and approves the CEO's compensation based on this evaluation. Additionally, the Committee looks to the CEO to evaluate and discuss his senior team's performance with the Committee at least annually, and to make recommendations to the Committee as to their salary, annual incentive targets, annual incentive payments, long-term incentive grants and long-term incentive payments. The Committee is responsible for approving all compensation for the officers who directly report to the CEO and the other executive officers.

        The Committee relies on T. Michael Miller, Chief Executive Officer, and Thomas N. Schmitt, Chief Human Resources Officer, for assessing, designing and recommending compensation programs, plans, and awards for executives and directors subject to Committee approval and for administering approved programs for its non-executive officers and employees within the parameters of plan design and Committee direction. Messrs. Miller and Schmitt attend Committee meetings and at the Committee's request, present management's analysis and recommendations regarding various compensation programs, actions and awards. The Committee, from time to time, meets in executive session without management except as requested by the Committee.

        At each Committee meeting, the Committee looks to Messrs. Miller and Schmitt to report performance to date under the Company's annual and long-term incentive plans and to present and discuss the accompanying metrics and financials. At least once each year, the Committee will look to Messrs. Miller and Schmitt to present their recommendations for the next cycle's incentive compensation performance objectives, pool size and executive participants, taking into consideration external competitive benchmarks and anticipated economic value creation over each plan's three-year performance cycle.

Compensation Benchmarking

        As discussed in our 2008 Compensation Discussion and Analysis, the Committee, in conjunction with management, engaged the services of an external compensation consulting firm, Watson Wyatt, to assist in benchmarking executive compensation, to assess the overall competitiveness of our executive compensation programs, and to make recommendations regarding total compensation, relative mix of the various elements of executive compensation and other plan design considerations that best support our compensation philosophy and principles.

        The following companies were identified as peer companies in 2007 for the purposes of benchmarking executive compensation:

W.R. Berkley Corporation	Markel Insurance Company
Cincinnati Financial Corporation	Ohio Casualty(1)
The Commerce Group, Inc.(1)	Old Republic International Corporation
The Hanover Insurance Group	Safeco Corporation(2)
Harleysville Group Inc.	Selective Insurance Group, Inc.
HCC Insurance Holdings Inc.	Philadelphia Consolidated Holding Corp.(3)
  (1)
  now part of MAPFRE S.A.
  (2)
  now part of Liberty Mutual Group
  (3)
  now part of Tokio Marine Holdings, Inc.

        The consultant found that total pay opportunities for executives are generally within a competitive range, but at the low end of the range for our top executives, especially in light of the relatively greater risk profile of the pay package—a significant portion of total compensation in long-term performance-based compensation where 0% is payable at threshold performance. The consultant recommended to the Committee that it consider raising the salary cap of $400,000 given the compression effect it was having on top executive base salaries and the salary positioning of top executives at levels generally below the 25th percentile. The consultant also recommended that the Committee consider increasing the current 50% target bonus for top executives given that they observed that short-term incentive target opportunities are generally below market. Notwithstanding the above recommendations, the consultant observed that the overall executive compensation program was functioning as intended—as a high leverage, high risk, performance-based program.

        The Committee believes that it should coordinate with management in working with a consultant to ensure seamless administration and clear communication between and among all parties. However, the Committee engaged the consultant and has the ability to terminate the consultant. The consultant reports directly to the Committee. The Committee may, from time to time, commission work independent of management's knowledge or involvement, such as specific benchmarking with respect to the CEO's compensation. The Committee may request that the consultant meet with the Committee, sometimes in executive session, from time to time as necessary or appropriate.

        In November 2008, at the request of the Committee, Mr. Schmitt presented an internal pay equity analysis that compared Mr. Miller's compensation to our other NEOs' and the NEOs of Standard & Poor's 500 Index companies. The analysis showed that, in keeping with the Committee's compensation philosophy, Mr. Miller's base salary as a multiple of the other NEOs' lags behind the benchmark comparisons but his long-term incentive awards relative to the other NEOs' are somewhat higher. The Committee concluded that Mr. Miller's compensation relative to the other NEOs is generally in line with comparisons of internal pay equity at other public companies.

2009 Compensation Committee Activity

        On February 24, 2009, the Committee met and approved all elements of compensation for Mr. Miller, his direct reports and the other executive officers. The Committee certified results and awarded payments under the 2008 Management Incentive Plan, the 2007-2008 Performance Share Plan and the 2006-2008 Performance Unit Plan. The Committee confirmed annual base salaries for the executive officers for 2009, established performance factors for the 2009 MIP and 2009-2011 long-term incentive awards, confirmed individual targets for the executive officers under the 2009 MIP and made grants under the 2007 Plan of both performance shares and performance units for the 2009-2011 award period. Additionally, the Committee granted cash-based retention awards to Mr. Miller, three of the other NEOs and other executive officers and senior management.

Payouts under Existing Plans

        The Summary Compensation Table and the Option Exercises and Stock Vested Table set forth 2008 compensation for the Named Executive Officers.

Payments Under the 2008 Management Incentive Plan

        The Committee discussed and approved management's recommendation of a 125% performance factor under its 2008 Management Incentive Plan. The Management Incentive Plan's primary performance goal was a 96% combined ratio; the Company reported an actual result of 95% with favorable reserve development for the second year in a row. Other factors influenced the Committee's decision to approve a 125% performance factor, including growth of 5.3% in net written premiums largely as a result of continued progress in growing our highly profitable Specialty Lines business. Specialty Lines net written premiums grew 41.2% with an 87.5% combined ratio, driven by organic growth and the addition of new teams and businesses.

        Mr. Miller was awarded the Company's performance factor of 125% in keeping with the Committee's belief that his individual bonus be in line with the Company's overall performance. Each of the other NEOs received a bonus based on their business unit results and individual performance.

Payments under the 2007-2008 Stub Cycle Award

        In February 2007, the Committee cancelled outstanding performance shares and phantom performance shares for the 2005-2007 and 2006-2008 performance cycles that were denominated in White Mountains shares and replaced the awards with performance share grants for a one-year 2007 performance "stub cycle", which vested and was paid out in March 2008, and a two-year 2007-2008 performance "stub cycle", denominated in our common shares as discussed in "OneBeacon Long-Term Incentive Plans—Performance Shares" on page 27 of this proxy statement.

        The performance goals for the 2007-2008 performance share stub performance cycle were based on 13% GIBVPS with a minimum threshold performance of 6%. This cycle also recognized White Mountains' GIBVPS performance during 2006. The Committee reviewed performance under this plan and certified a GIBVPS of 6.1% for the 2007-2008 stub performance cycle, driven largely by the loss of adjusted book value per share, including compounded dividends of 23.9% in 2008. This level of plan performance resulted in a performance factor of 1.4%, and, using $10.52, the price per common share on February 24, 2009, and including payment of $2.03 per share earned in recognition of the special dividend that was paid in March 2008, resulted in the payouts shown in the "Option Exercises and Stock Vested" table on page 30. See "—OneBeacon Long-Term Incentive Plan—Performance Shares" on page 27 of this proxy statement for a discussion of the terms of the awards.

Payments under the 2006-2008 Performance Unit Plan

        The performance goals for the 2006-2008 Performance Unit Plan were based on a 96% adjusted combined ratio and targeted unit value. The value of each unit is based on an initial unit price of $100 times the compounded effect of after-tax underwriting return on capital ("UROC"), for the corresponding three years. The targeted unit value at grant was $137.00 based on a targeted after-tax UROC of 11% each year.

        The Committee reviewed performance under this plan and certified an adjusted combined ratio of 93.8% for the 2006-2008 award period, resulting in a performance factor of 126.1% and a unit value of

$140.30 for the payouts shown in the Summary Compensation Table on page 23 of this proxy statement. See "—OneBeacon Performance Unit Plan" on page 25 for a discussion of the terms of the awards.

2009 Compensation Actions

        Set forth below is a summary of the rationale for the Committee's forward-looking 2009 compensation actions as well as a disclosure of actions that fall outside of the base salary and annual cash incentive awards.

2009 Base Salaries

        The base salaries of Mr. Miller and the other NEOs remain unchanged in 2009. The Committee determined that, in light of its adjustments to NEO base salaries last year, as well as the current economy and management's recommendation to freeze all but a small number of senior manager and executive salaries this year, no changes were warranted at this time.

2009 Annual Bonus Targets

        The Committee also left unchanged the annual bonus targets under the 2009 Management Incentive Plan. Mr. Miller's annual bonus target will remain at 75% of base salary and the other NEOs' bonus targets will remain at 50% of base salary. The Committee's decision was based on the consultant's findings last year with respect to OneBeacon's executive compensation programs, including the mix of programs and levels of compensation available under those programs relative to the Company's peers.

2009 Management Incentive Plan Performance Goals

        The Committee set the 2009 Management Incentive Plan primary performance objective at a 95% combined ratio, together with secondary strategic objectives with respect to risk management and capital management. The 95% combined ratio represents a more difficult target to achieve than the primary performance goal of 96% under the 2008 MIP, consistent with our business mix and continued focus on underwriting profitability. The other strategic objectives are consistent with the Company's stated long-term financial goals and substantially meeting these objectives will yield an expected payment at or near target.

2009-2011 Long-Term Incentive Awards

        To address its concern with the volatility associated with the 2007-2009 and 2008-2010 performance share plans, the Committee determined that 2009-2011 long-term incentive awards would be comprised of an award under the 2009-2011 Performance Unit Plan and an award under the 2009-2011 Performance Share Plan. Each of Messrs. Miller and McDonough received 50% of their long-term incentive awards in Performance Units and 50% in Performance Shares. The other NEOs and certain other executive officers received 70% of their long-term incentive awards in Performance Units and 30% in Performance Shares. Senior managers received 80% of their targeted awards in performance units and 20% in Performance Shares and eligible managers received 100% of their targeted awards in performance units.

        The Committee believes that this change in long-term incentive awards will mitigate the volatility inherent in outstanding award cycles due to the significant impact that share price and investment performance has on ultimate payout, while ensuring continued focus on solid underwriting and long-term growth in book value per share of the Company. The Committee determined that it is appropriate to base the majority of long-term compensation on the operational metric of combined ratio given our underlying core value of underwriting comes first and the clear correlation between employees' contributions to Company performance and payouts under the unit plan. At the same time, the Committee determined that it was appropriate to continue to use growth in book value per share as a component of long-term incentive compensation for executives and senior management in order to ensure that their performance is tied to our stated long-term goal and remains aligned with shareholders' long-term interests.

2009-2011 Performance Share Plan

        The Committee established target performance for the 2009-2011 award cycle of 12% annual Growth in Book Value Per Share. For purposes of the 2009-2011 award cycle, Growth in Book Value Per Share will be adjusted for dividends paid. Based on the level of performance against target, the number of actual performance shares awarded can range from 0% to 200% of the number of target performance shares originally granted for corresponding growth in book value per share ranging from 5% to 19%. The value per share at vesting will be computed based on the average closing price on the 5 business days preceding the date that the Committee certifies performance under the plan plus the value of compounded dividends over the three-year cycle.

        Mr. Miller received a grant 117,536 performance shares. Each of Messrs. Carnase, Rehnberg and McDonough received a grant of 21,157 performance shares. Consistent with last year, Mr. Archimedes did not receive a 2009 long-term incentive award in light of his transition towards retirement. Effective March 31, 2009, Mr. Archimedes decided to retire as Personal Lines Executive but will remain associated with the Company on a part-time consulting basis.

2009-2011 Performance Unit Plan

        The Committee established target performance for the 2009-2011 award cycle of a 95% average adjusted economic combined ratio with a performance range of 0% to 200% for corresponding economic combined ratio performance ranging from 99% to 91%. Each unit has a value of $100. Performance against the target governing the performance units will be confirmed by the Committee following the end of 2011 and the number of performance units actually awarded at that time can range from 0% to 200% of the target number granted. The adjusted economic combined ratio is the GAAP combined ratio adjusted to include sources of non-underwriting income or expense that are not included in the GAAP combined ratio but relate to operating performance of the Company, including but not limited to management or other fees and gains/losses from the sale of any business or entity.

        Mr. Miller received a grant of 25,000 performance units. Each of Messrs. Carnase and Rehnberg received a grant of 10,500 performance units. Mr. McDonough received a grant of 4,500 performance units.

Retention Award Program

        The Committee, recognizing the significant retention risk over the next two years of our talented staff, granted cash retention awards. The NEOs, other executive officers and certain key personnel received these awards. The payment schedule varies by participant.

        Mr. Miller was granted retention awards of $3,000,000 per year for each of the next two years. Each of Messrs. Carnase and Rehnberg was granted retention awards of $1,000,000 per year for each of the next two years. Mr. McDonough was granted retention awards of $750,000 per year for each of the next two years. In each case, these awards will vest in February 2010 and February 2011 upon certification by the Committee based on continued satisfactory employment. If a recipient is terminated not for cause, the awards will vest in full.

 REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee of Company's Board of Directors has submitted the following report for inclusion in this proxy statement:

        Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

        The foregoing report is provided by the following directors, who constitute the Committee:

Lowndes A. Smith, Chairman
Raymond Barrette
Lois W. Grady
Kent D. Urness

Summary Compensation Table

        The following table sets forth the cash compensation paid by us and our subsidiaries, as well as certain other compensation paid or accrued, for the fiscal year ended December 31, 2008, to our Chief Executive Officer, our Chief Financial Officer and each of our other Named Executive Officers. None of our Named Executive Officers is eligible to participate in our pension plans. The Company does not pay above-market earnings in its non-qualified deferred compensation plans.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total($)

T. Michael Miller,	2008	492,308	468,800	(993,810)	303,931	1,868,257	134,242	2,273,728
President and Chief Executive Officer	2007	400,000	250,000	1,228,659	270,603	2,033,590	147,889	4,330,741
	2006	400,000	1,950,815	2,069,765	45,129	851,984	198,439	5,516,132

Paul H. McDonough,	2008	389,423	234,400	(120,012)	81,048	653,005	9,728	1,247,592
Senior Vice President and Chief	2007	375,000	249,846	269,769	72,161	791,482	10,055	1,768,313
Financial Officer	2006	366,346	1,479,726	111,251	12,034	306,181	11,533	2,287,071

Andrew C. Carnase,	2008	388,462	261,400	(21,508)	81,048	653,005	9,960	1,372,367
Senior Vice President—Commercial	2007	286,538	192,000	123,430	72,161	793,408	9,675	1,477,212
Lines, OneBeacon Insurance Company	2006	247,307	200,000	221,212	12,034	379,665	9,426	1,069,644

Kevin J. Rehnberg,	2008	388,462	268,946	(27,522)	67,540	653,005	6,637	1,357,068
Senior Vice President—Specialty Lines,	2007	293,269	345,000	269,769	60,134	796,875	9,675	1,774,722
OneBeacon Insurance Company

Alexander C. Archimedes,	2008	311,538	201,100	(238,601)	67,540	653,005	12,260	1,006,842
Senior Vice President—Personal Lines,	2007	293,269	180,000	205,243	60,134	678,441	8,781	1,425,868
OneBeacon Insurance Company(7)	2006	268,269	199,375	327,171	10,029	335,469	8,490	1,148,808

(1)
During 2008, we had 27 pay periods, instead of the standard 26, resulting in salary earnings greater than the executive's annualized salary.

(2)
Represents 2008 annual bonus compensation for each individual unless otherwise stated. Mr. Rehnberg's 2008 bonus compensation consists of a $240,100 annual bonus and a supplementary payment of $28,846 pursuant to his employment agreement. Messrs. Miller and McDonough's 2006 bonus compensation included sign-on bonuses and one-time bonuses related to the successful completion of the Company's initial public offering. See "—Employment Offer Letters."

(3)
Represents amounts recorded during 2008 as compensation expense under FAS 123R for outstanding performance share awards under the 2007-2008, 2007-2009, and 2008-2010 cycles and restricted stock unit awards without regard to estimated forfeitures. There were no forfeitures among the Named Executive Officers during 2008. For a discussion of the assumptions used in calculating the fair value of the awards under FAS 123R, see Note 10 of the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission on February 27, 2009 ("Note 10"). See "—Grants of Plan-Based Awards" "—Option Exercises and Stock Vested" and "—Outstanding Equity Awards at Fiscal Year End."

(4)
Represents amounts recorded during 2008 as compensation expense under FAS 123R for outstanding option awards without regard to estimated forfeitures. There were no forfeitures among the Named Executive Officers during 2008. See "—Outstanding Equity Awards at Fiscal Year End." For a discussion of the assumptions used in calculating the fair value of the awards under FAS 123R, see Note 10. Each option has an exercise price of $27.97 per share. The exercise price was adjusted from $30.00 per share in May 2008 in connection with the Special Dividend. The options will vest in equal installments on each of November 9, 2009, 2010 and 2011. The term of the option is five and a half years.

(5)
Represents amounts earned under the performance unit plan for the 2006-2008 performance cycle. These awards were paid in March 2009. Performance units are incentive awards that are payable upon completion of pre-defined business goals, are settled in cash and do not fall within the scope of FAS 123R. From January 1, 2006 to December 31, 2008, the annual after-tax UROC averaged approximately 12%. The Company's average adjusted GAAP combined ratio for the period was 93.8% against a target of 96%. The Compensation Committee in February 2009 determined that the performance versus the target established at the beginning of 2006 yielded a performance factor of 126.1% which resulted in the payouts shown herein.

(6)
Represents Company contributions to the 401(k) Savings and Employee Stock Ownership Plan unless otherwise stated. Mr. Miller's other compensation includes $124,282 in personal use of Company provided aircraft. All perquisites, including personal use of Company-provided aircraft, were valued based upon the aggregate incremental cost to the Company, which was the actual out-of-pocket cost to the Company to provide the benefit.

(7)
Mr. Archimedes retired as Senior Vice President-Personal Lines effective as of March 31, 2009. Mr. Archimedes will continue to be associated with the Company on a part-time consulting basis.

Employment Offer Letters

Offer Letter for Mr. Miller

        Pursuant to his April 2005 employment offer letter, Mr. Miller was provided, in addition to our customary benefits, a sign-on bonus of $1,000,000 ($500,000 of which was paid in 2005 and $500,000 of which was paid in 2006) and a guaranteed annual bonus of no less than $200,000 for each of 2005, 2006 and 2007. He received annual incentive bonuses of $300,000 for 2006 and $250,000 for 2007, respectively. See "—Summary Compensation Table."

Offer Letter for Mr. McDonough

        Pursuant to his December 2005 employment offer letter, Mr. McDonough was provided, in addition to our customary benefits, a sign-on bonus of $525,000 which was paid in 2006. Mr. McDonough also was provided with a monthly payment of $1,200 for 20 months and a related tax reimbursement, a portion of which was paid in a lump sum during 2006, and the remainder of which was paid in a lump sum in early 2007. See "—Summary Compensation Table." Mr. McDonough's offer letter provides that, under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to two years of salary and bonus.

Offer Letter for Mr. Carnase

        Mr. Carnase's offer letter provides that, under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to twelve months of salary.

Offer Letter for Mr. Rehnberg

        Pursuant to his May 2005 employment offer letter, Mr. Rehnberg was provided, in addition to our customary benefits, with a supplemental annualized payment of $150,000 paid bi-weekly through February 29, 2008. Mr. Rehnberg's offer letter provides that, under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to twelve months of salary.

Section 409A Amendment

        At the November 18, 2008 Compensation Committee meeting, to ensure that severance paid to executives does not fall within the tax penalty provisions of the deferred compensation rules under Section 409A of the Internal Revenue Code, the Compensation Committee approved a resolution to clarify that all severance payments will be paid within 75 days of the executive's termination date.

Management Incentive Plan

        We provide annual cash incentive opportunities to our executive officers and key employees through our Management Incentive Plan (MIP). The aggregate annual MIP bonus pool can range from 0 - 200% of target, depending upon Company performance in a number of categories established early in each performance year, typically including some or all of our long-term financial goals and other specific operational goals as determined by the Compensation Committee. In addition, the Compensation Committee recognizes non-financial measures when making its overall assessment of Company performance. Other non-financial goals may include achieving net written premium growth, effective capitalization, completing transactions that create long-term economic value, and managing aggregate catastrophic exposure. Individual incentive payments can vary widely around the pool average. There is no cap (other than the size of the pool) on any individual award. With limited exceptions, participants must be employed through the payment date in order to receive a payment under the MIP.

OneBeacon Performance Unit Plan

        Performance units represent the right to receive cash if specified performance goals are satisfied with respect to an award in a specified performance cycle. Performance units are payable upon completion of pre-defined business goals and are settled in cash. The total value earned by a participant with respect to an award of performance units is equal to the value of each performance unit on the date of payment determined by the Compensation Committee multiplied by the number of performance units earned over the performance cycle. Each of the performance units held by the Named Executive Officers was initially valued at $100.

        The number of performance units payable depends on our adjusted GAAP combined ratio. With respect to the 2006-2008 performance cycle, target performance is the attainment of an adjusted GAAP combined ratio of 96%. At an adjusted GAAP combined ratio of 102% or more (threshold), 0% of the target number of performance units awarded will be payable, and at an adjusted GAAP combined ratio of 90% or less (maximum), 200% of the target number of performance units awarded will be payable. Adjusted GAAP combined ratio is a measure which we believe is indicative of our underwriting performance. The value of the performance units granted increases or decreases based upon the Company's after-tax UROC with respect to the 2006-2008 performance cycle, compounded annually for the three years of the performance cycle. After-tax UROC is a proprietary measure which we believe is indicative of our operating performance.

        Awards of performance units are generally forfeited if the holder terminates employment with us prior to the end of the award period. However, prorated awards may be paid in the event of a termination of employment due to death, disability or retirement. In the event of the termination of an employee's employment with us for certain reasons or certain adverse changes in the applicable plan (all as defined in the applicable plan), in each case after a change in control (as defined in the applicable plan), the participant will receive a payment (as specified in the applicable plan) with respect to performance units granted prior to the change in control.

Grants of Plan-Based Awards

        The following table sets forth the plan-based awards granted to the Named Executive Officers in the fiscal year ended December 31, 2008. The Company did not grant any non-equity incentive plan awards during 2008.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)
					All Other Option Awards: Number of Securities Underlying Options (#)
						Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock (3)

Name	Grant Date(2)	Threshold (#)	Target (#)	Maximum (#)

T. Michael Miller	5/27/2008				277,826	27.97	77,791
	2/26/2008	0	202,184	404,368			4,435,917
	2/26/2008	0	25,600	25,600			583,168

Paul H. McDonough	5/27/2008				74,087	27.97	20,744
	2/26/2008	0	32,349	64,698			709,737
	2/26/2008	0	6,800	6,800			154,904

Andrew C. Carnase	5/27/2008				74,087	27.97	20,744
	2/26/2008	0	60,655	121,310			1,330,771
	2/26/2008	0	6,800	6,800			154,904

Kevin J. Rehnberg	5/27/2008				61,739	27.97	17,287
	2/26/2008	0	60,655	121,310			1,330,771
	2/26/2008	0	5,700	5,700			129,846

Alexander C. Archimedes	5/27/2008				61,739	27.97	17,287
	2/26/2008	0	5,700	5,700			129,846

(1)
Consists of performance shares and restricted stock units granted under the 2007 Plan.

(2)
Represents in descending order by Named Executive Officer: stock options, 2008-2010 performance shares and restricted stock units, respectively. Mr. Archimedes did not receive 2008-2010 performance shares. The stock options were granted in connection with the initial public offering of the Company in 2006 (the "IPO Options"). The exercise price of the IPO Options was adjusted in May 2008 in connection with the Special Dividend. See Note 4 to the Summary Compensation Table.

(3)
Represents the grant date fair value of the adjustment to the IPO Options, performance shares and restricted stock units awarded during 2008, as determined in accordance with FAS 123R without regard to forfeitures. There were no forfeitures among the Named Executive Officers during 2008. For a discussion of the assumptions used in calculating the fair value of the awards under FAS 123R, see Note 10. The grant date fair value of the restricted stock units includes $0.84 per share. See "—OneBeacon Long-Term Incentive Plans—Restricted Stock Units." Assuming achievement of a maximum performance factor, the grant date fair value of the 2008-2010 performance share awards is as follows: Mr. Miller—$8,871,834; Mr. McDonough—$1,419,474; Mr. Carnase—$2,661,541; and Mr. Rehnberg—$2,661,541.

OneBeacon Long-Term Incentive Plans

        In anticipation of the Company's initial public offering, in 2006 the Board of Directors adopted the OneBeacon Long-Term Incentive Plan, the terms of which are substantially similar to the 2007 Plan. In 2007, the Board of Directors and shareholders adopted the 2007 Plan as its primary long-term incentive plan under which awards are granted to executive officers and key employees. The 2007 Plan allows for the award of incentive or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. All awards granted under our long-term incentive plans carry "double trigger" change in control provisions, and will vest if (i) there is a change in control in OneBeacon and (ii) within 24 months of the change in control, the recipient is terminated, other than for cause. See "—Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plans."

        Unvested or unearned awards pursuant to the long-term incentive plans are generally forfeited if the holder terminates employment with us prior to the end of the award period. Prorated awards may be paid in the event of a termination of employment due to death, disability or retirement. In the event of the termination of an employee's employment with us for certain reasons or certain adverse changes in the applicable plan (all as defined in the applicable plan), after a change in control (as defined in the applicable plan), then the participant will receive a payment (as specified in the applicable plan) with respect to performance shares granted prior to the change in control.

        In order to be eligible to receive an award under the 2007 Plan, all executive officers and key employees must enter into a Confidentiality and Non-Solicitation Agreement.

Performance Shares

        Performance shares are awards of phantom shares with respect to our common shares, some or all of which are earned if performance goals established by the Compensation Committee are satisfied over a specified award period. The value earned by an employee pursuant to an award of performance shares is generally equal to the number of shares earned with respect to the award period (which may not be more than 200% of the target number of shares awarded) multiplied by the fair market value of a common share on the date the Compensation Committee certifies performance and approves payment. The maximum number of performance shares that can be earned by a participant pursuant to an award of performance shares with respect to any particular award period of one year or more will not exceed 500,000.

        At the beginning of 2007, the Company's executives participated in a plan based on White Mountains' results. In February 2007, outstanding performance share and phantom performance share awards with respect to the 2005-2007 and 2006-2008 performance cycles granted to the Company's executives based on White Mountains' results were cancelled. The cancelled grants were replaced with two performance share grants for "stub cycles" under the OneBeacon Long-Term Incentive Plan, a one-year 2007 performance cycle and a two-year 2007-2008 performance cycle, respectively. In addition, at the beginning of 2007, performance share awards were made for the 2007-2009 performance cycle. The new performance shares are denominated in our common shares, and are payable in cash or our common shares at the discretion of the Compensation Committee.

        The performance goals for the stub cycles and the 2007-2009 performance cycle are based on 13% GIBVPS. The payout percentage for the 2007-2009 performance cycle can range from 0% to 200% of target with a payout at target if the Company achieves a 13% average annual GIBVPS. The payout percentage for the 2007-2008 stub cycle (which could range from 0% to 200% of target) also took into account White Mountains' GIBVPS for 2006. GIBVPS for the 2007-2009 award cycle is defined as: (a) Underwriting Return on Equity (weighted 40%); (b) Growth in Adjusted Book Value per Common Share (weighted 40%); and (c) Growth in the Company's Price per Common Share (weighted 20%), including compounded dividends in the case of (b) and (c). Underwriting Return on Equity and Adjusted Book Value per Common Share are non-GAAP financial measures that the Company uses to measure its operating and underwriting performance, respectively.

        The performance goals for the 2008-2010 performance cycle are based on 11% GIBVPS. The payout percentage for the 2008-2010 performance cycle can range from 0% to 200% of target with a payout at target if the Company achieves an 11% average annual GIBVPS. For purposes of the 2008-2010 award cycle, GIBVPS is calculated using an average of the following two metrics: Underwriting Return on Equity; and Adjusted Book Value per Common Share, including compounded dividends. The value of the performance shares increases or decreases based upon the Company's share price. The number of performance shares payable for all performance cycles depends upon the GIBVPS.

Stock Options

        In conjunction with our initial public offering, we made a one-time grant of non-qualified options under the OneBeacon Long-Term Incentive Plan (the "IPO Options"). Each IPO Option initially had a per share exercise price of $30.00. In May 2008, in recognition of the Special Dividend, the Compensation Committee adjusted the exercise price on outstanding IPO Options from $30.00 to $27.97. The IPO Options will vest in equal installments on each of November 9, 2009, 2010 and 2011. The term of the IPO Options is five and a half years.

Restricted Stock Units

        In 2006, in connection with the initial public offering, the Compensation Committee granted the IPO Options to executives and other selected senior managers that were intended to have a value at target of $22.5 million in aggregate. To address a shortfall in the value of the IPO Options that occurred at the time of the grant, the Committee approved a grant of restricted stock units. Awards of restricted stock units were made proportionately to each of the actively employed IPO Option recipients, including to each of the Named Executive Officers.

        The units vest one-third on each of November 9, 2009 ("2009 Units"), 2010 ("2010 Units") and 2011 ("2011 Units") and upon the attainment of growth of 4% per cycle in adjusted book value per common share including compounded dividends. For the 2009 Units, if the 4% growth is not attained by the 2009 vesting date, the performance is reassessed at the 2010 vesting for partial payout of 75% of those units. If the 4% growth is not attained by the 2010 vesting date, performance is again reassessed on the 2011 vesting for a 50% payment. Similarly, for the 2010 Units, if the 4% growth is not attained by the 2010 vesting date, the performance is reassessed on the 2011 vesting date for partial payout of 75% of the 2010 Units. Performance for the 2011 Units is only assessed once, on the 2011 vesting date.

        At vesting, each participant is also entitled to receive $0.84 per earned unit plus accumulated dividend equivalents. Dividend equivalents are credited to each participant, if, and to the same extent, that the Board of Directors approves a dividend for all Company shareholders. The dividend equivalents are determined by multiplying the dividend per share by the number of Units outstanding at the time the dividend is paid to shareholders. The dividend equivalents will be earned and vest at the same time and under the same conditions as the underlying units to which they are attributable.

        Upon vesting, the units and accumulated dividend equivalents are subject to mandatory deferral into a deferred compensation plan administered by the Company, with payment scheduled for May 2012. Payment will be made in a single lump sum in the form of cash, common shares, or partly in cash and partly in shares, as determined by the Compensation Committee.

Outstanding Equity Awards at Fiscal Year End

        The following table summarizes the option and stock awards to our Named Executive Officers that were outstanding as of December 31, 2008:

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

T. Michael Miller		277,826		27.97	5/9/2012			308,595	2,110,801
								25,600	362,240

Paul H. McDonough		74,087		27.97	5/9/2012			53,631	337,724
								6,800	96,220

Andrew C. Carnase		74,087		27.97	5/9/2012			81,937	633,238
								6,800	96,220

Kevin J. Rehnberg		61,739		27.97	5/9/2012			81,937	633,238
								5,700	80,655

Alexander C. Archimedes		61,739		27.97	5/9/2012			21,282	0
								5,700	80,655

(1)
Represents IPO Options. See Note 4 to the Summary Compensation Table.

(2)
In May 2008, in recognition of the Special Dividend, the Compensation Committee adjusted the exercise price on the IPO Options from $30.00 to $27.97. See Note 4 to the Summary Compensation Table and "—OneBeacon Long-Term Incentive Plans—Stock Options."

(3)
Equity incentive plan awards not yet vested as of December 31, 2008 include: (i) performance shares awarded for the 2007-2009 cycle to Mr. Miller (106,411 target performance shares); Mr. McDonough (21,282 target performance shares); Mr. Carnase (21,282 target performance shares); Mr. Rehnberg (21,282 target performance shares); and Mr. Archimedes (21,282 target performance shares); and (ii) performance shares awarded for the 2008-2010 cycle to Mr. Miller (202,184 target performance shares); Mr. McDonough (32,349 target performance shares); Mr. Carnase (60,655 target performance shares); Mr. Rehnberg (60,655 target performance shares); and (iii) restricted stock units awarded to Mr. Miller (25,600 restricted stock units); Mr. McDonough (6,800 restricted stock units); Mr. Carnase (6,800 restricted stock units); Mr. Rehnberg (5,700 restricted stock units); and Mr. Archimedes (5,700 restricted stock units). Share and restricted stock unit amounts and payout values are based on the closing price of the Class A common shares of the Company on December 31, 2008 at an estimated payout of 0% of target for the 2007-2009 cycle, 100% of target for the 2008-2010 cycle, and 100% for the restricted stock units. The 2008-2010 cycle and the restricted stock units are unlikely to pay out at target under most reasonable scenarios. The restricted stock units include $0.84 per share plus accrued but unvested dividend equivalents of $2.87. See "OneBeacon Long-Term Incentive Plans—Restricted Stock Units."

Option Exercises and Stock Vested

        The following table summarizes the performance share awards for the 2007-2008 stub cycle under the OneBeacon Long-Term Incentive Plan that vested during the fiscal year ended December 31, 2008; no options were exercised during 2008.

	Stock Awards

Name	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(2)

T. Michael Miller	1,058	$13,193
Paul H. McDonough	115	1,439
Andrew C. Carnase	115	1,439
Kevin J. Rehnberg	115	1,439
Alexander C. Archimedes	115	1,439
(1)
Performance share awards granted under the OneBeacon Long-Term Incentive Plan. Represents 1.4% of target shares awarded for the 2007-2008 performance cycle. The shares vested on December 31, 2008 at 1.4% of target resulting in the payouts set forth in footnote 2 below, and were settled in cash based upon the average of the high and low share prices of OneBeacon common shares on February 24, 2009, the date of the Compensation Committee meeting, and $2.03 per share representing the Special Dividend. See "—Compensation Discussion and Analysis."

(2)
Based on $10.44, the closing price of OneBeacon common shares on December 31, 2008, plus $2.03 per share representing the Special Dividend. Actual amounts paid in March 2009, based on performance under the plan, the average of the high and low share prices of OneBeacon common shares on February 24, 2009, the date of the Compensation Committee meeting, and $2.03 per share, were as follows: Mr. Miller—$13,278; and each of Messrs. McDonough, Carnase, Rehnberg and Archimedes—$1,448.

Pension Plan

        Benefit accruals under our qualified defined benefit pension plan and our non-qualified supplemental plan were frozen for all participating employees as of December 31, 2002. None of the Named Executive Officers is eligible for our defined benefit pension plans based on their hire dates.

Deferred Compensation Plan

        The Named Executive Officers are eligible to voluntarily participate in unfunded, non-qualified plans for the purpose of deferring current compensation (each a "Deferred Compensation Plan" and collectively the "Deferred Compensation Plans"). Pursuant to the Deferred Compensation Plans, participants can choose to defer all or a portion of qualifying remuneration payable (consisting of up to 80% of base salary, up to 100% of annual bonus and/or up to 100% of long-term incentive compensation), which can be invested in various investment options including the OneBeacon Stock Fund and the White Mountains Stock Fund. None of the investment options offered under the Deferred Compensation Plans provides an above-market rate of interest.

        All compensation credited to accounts under the Deferred Compensation Plans for the Named Executive Officers has been included in the Summary Compensation Table for the period in which such compensation was earned (subject to deferral).

        The table below presents the contributions, earnings and ending account balances for the Named Executive Officers under OneBeacon's Deferred Compensation Plans for 2008.

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)(2)	Aggregate Earnings in Last FY($)(3)	Aggregate Withdrawals/ Distributions FY($)	Aggregate Balance at Last FYE($)

T. Michael Miller
Paul H. McDonough
Andrew C. Carnase
Kevin J. Rehnberg
Alexander C. Archimedes	$144,409	—	$(161,976)	$498,665	$466,345
(1)
Mr. Archimedes' 2008 contribution represents the deferral of a portion of his 2008 incentive compensation payable in March 2008 which was previously reported as compensation in the Company's 2008 Proxy Statement dated April 10, 2008. See "—Summary Compensation Table."

(2)
OneBeacon does not make contributions to the Deferred Compensation Plans.

(3)
Mr. Archimedes' 2008 net loss represents net depreciation in his accounts under the Deferred Compensation Plans based upon the performance of the various investment options in which his account funds are allocated.

Potential Payments Upon Termination or Change in Control

        The table below summarizes the amounts that would be payable to our Named Executive Officers under our long-term incentive plans ("LTIP") in the event of involuntary termination, death or disability, or a termination following a change in control as well as severance that would be payable under our offer letters with certain of our NEOs.

Required Maximum Payouts(1)

Name		Involuntary Termination/ Separation($)	Voluntary Termination/ Retirement($)	Death or Disability($)(2)	Change in Control with Termination($)(3)

T. Michael Miller	LTIP	—	—	3,245,703	5,908,553
	Severance	—	—	—	—

Paul H. McDonough	LTIP	—	—	949,106	1,015,559
	Severance	1,125,000	—	—	—

Andrew C. Carnase	LTIP	—	—	1,047,611	1,114,064
	Severance	400,000	—	—	—

Kevin J. Rehnberg	LTIP	—	—	1,042,423	1,098,499
	Severance	400,000	—	—	—

Alexander C. Archimedes	LTIP	—	—	831,343	887,420
	Severance	—	—	—	—

(1)
Based upon $10.44, the closing price of OneBeacon Class A common shares on December 31, 2008, and $2.03 per share representing the Special Dividend.

(2)
These amounts include the compensation associated with performance units for the 2006-2008 performance cycle and performance shares for the 2007-2008 performance cycle and that were earned by the Named Executive Officers on December 31, 2008 and paid in March 2009. See "—Summary Compensation Table" and "—Option Exercises and Stock Vested." All amounts shown except for units granted to Mr. Miller under the 2006-2008 White Mountains Performance Unit Plan (the "White Mountains Units") are shown based upon estimated payouts of 50% of target for the 2007-2008 cycle, 126.1% of target for the 2006-2008 cycle, 50% of target for the 2007-2009 cycle, and 100% of target for the 2008-2010 cycle. Mr. Miller's estimated payout includes White Mountains Units valued at 100%. Restricted stock units represent the third that will vest on the next scheduled vesting date of November 2009, along with payment of accumulated dividend equivalents. These amounts exclude accelerated vesting of out-of-the money stock options (resulting from death or disability) that were not otherwise vested at December 31, 2008.

(3)
These amounts include the compensation associated with performance units for the 2006-2008 performance cycle and performance shares for the 2007-2008 performance cycle that were earned by the Named Executive Officers on December 31, 2008 and paid in March 2009. See "—Summary Compensation Table" and "—Option Exercises and Stock Vested." All amounts shown except for Mr. Miller's White Mountains Units are valued at 100% of target. Mr. Miller's estimated payout includes White Mountains Units valued at 200% of target. Restricted stock units represent payment based on the accelerated vesting of all unvested restricted stock units, along with payment of the accumulated dividend equivalents. These amounts exclude accelerated vesting of out-of-the money stock options that were not otherwise vested at December 31, 2008.

Severance Agreements

        We have no formal severance arrangements with our Named Executive Officers, other than those contained in employment offer letters or pursuant to our long-term incentive plans. Severance benefits for our Named Executive Officers, if any, are as disclosed in "—Employment Offer Letters" on page 24 or as determined by the Compensation Committee from time to time in its sole discretion.

Long-Term Incentive Plans

        Under our long-term incentive plans, certain events such as retirement, death or disability or a change in control of the Company coupled with involuntary or constructive employment termination or amendment to such plans materially adverse to its participants, may cause stock options to become partially exercisable and performance shares, performance units and restricted stock units to become payable in full or in part as outlined below.

        None of our Named Executive Officers would have been entitled to receive any compensation with respect to outstanding award grants under our long-term incentive plans in the event of voluntary termination of employment or retirement on December 31, 2008.

        In the event of death or disability, for awards made under the OneBeacon plans, the Named Executive Officers or their beneficiaries would receive a pro-rated payment based on the number of full or partial months of service during the award period. For awards made under the long-term incentive plans, the award payment is calculated based on the actual performance attained through the last day of the calendar year in which the death or disability occurred. For performance share and performance unit awards, the award payment is calculated based on the actual performance attained through the last day of the calendar year in which the death or disability occurred with an assumed performance factor of not less than 50% regardless of actual performance. For restricted stock units, payment is based on vested units plus the accelerated vesting of units that would have vested at the next scheduled vesting date, along with payment of accumulated dividend equivalents. Under the White Mountains Unit Plan, the award payment is calculated based on an assumed 100% performance factor, regardless of actual performance.

        In the event of a change in control, followed by involuntary termination, constructive termination, or materially adverse amendment to our long-term incentive plans within 24 months of the change in control ("qualifying events"), for outstanding performance share and performance units, the Named

Executive Officers would receive a pro-rated payment based on the full or partial months that have elapsed during the award period, an assumed performance factor of 100% without regard to actual performance, based upon the share and/or unit value as of the last day of the calendar quarter prior to the qualifying event. For restricted stock units, payment is based on the accelerated vesting of all unvested restricted stock units, and payment of the accumulated dividend equivalents. Under the White Mountains Unit Plan, participants are entitled to a pro rata vesting of the performance units at up to 200% of target (and not less than target).

        A change in control is defined as (i) a third party acquiring more than 35% of OneBeacon's common shares (on an economic basis) and more of OneBeacon's common shares than White Mountains owns (also on an economic basis), (ii) the continuing directors ceasing to constitute a majority of the OneBeacon board, or (iii) OneBeacon disposing of substantially all of its assets to a third party. Upon a qualifying event following a change in control, the manager in question will vest in (i) 100% of his or her options and restricted stock units and (ii) the pro rata portion of his or her performance shares and performance units earned at the time of the termination at an assumed 100% payout percentage.

        Our long-term incentive plans do not provide for tax reimbursements for excess parachute payments that may result from a change in control.

COMPENSATION OF DIRECTORS

        The following table summarizes the compensation paid to our directors in the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total($)

Morgan W. Davis	$87,000	—	$87,000

Lois W. Grady	$95,000	—	$95,000

Richard P. Howard	$83,000	—	$83,000

Ira H. Malis	$111,000	—	$111,000

Lowndes A. Smith	$203,500	$75,000	$278,500

Kent D. Urness	$161,000	—	$161,000

(1)
Includes annual Board retainer and meeting fees. Includes Chairman of the Board retainer, Chairman of Compensation Committee retainer and Audit Committee retainer for Mr. Smith. Includes Chairman of Audit Committee retainer for Mr. Urness. Includes Audit Committee Retainer for Mr. Malis. Each of Messrs. Davis, Howard and Malis and Ms. Grady deferred his or her annual Board retainer into the OneBeacon Stock Fund in the Company's Deferred Compensation Plan. Mr. Davis received a distribution from the Deferred Compensation Plan in January 2009 in connection with his retirement as President of American Centennial Insurance Company in October 2008.

(2)
Represents annual Board retainer based upon the grant date fair value of the shares, as determined in accordance with FAS 123R. For a discussion of the assumptions used in calculating the fair value of the awards under FAS 123R, see Note 10.

        Our directors who are not employed by us or White Mountains (excluding for this purpose American Centennial Insurance Company) are entitled to the following compensation for service on the Board of Directors and Board committees:

  •
  Annual compensation of $75,000 for each member of the Board, $150,000 annually for the Chairman of the Board, $50,000 annually for the Chairman of the Audit Committee, $10,000 annually for each member of the Audit Committee and $7,500 annually for each committee chairperson, other than the Audit Committee Chairman; and

  •
  Each director will receive a fee of $2,000 for each meeting of the Board or meeting of any committee on which he or she serves that he or she attends.

        Directors may elect to receive shares in lieu of cash for the annual retainer, and, solely with respect to the 2008 retainer, could elect to defer the annual retainer into the Deferred Compensation Plan. We reimburse our directors for reasonable costs and expenses incurred in connection with attendance at Board and Board committee meetings.

 TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Approval of Related Person Transactions

        The Audit Committee pursuant to its Charter reviews and approves all related party transactions. For purposes of the Audit Committee's oversight responsibility, a related party transaction is defined as any transaction that is required to be disclosed in the Company's proxy statement—a transaction of more than $120,000 in which the Company and a director, executive officer or 5% or more shareholder or their immediate family members are participants and have a direct or indirect material interest. In addition, pursuant to a provision in the Company's Bye-Laws, any transaction between the Company and White Mountains or any officer, director or employee of White Mountains or any of their affiliates must be approved either by a majority (a) of the disinterested directors or (b) holders of a majority of common shares, excluding common shares held by White Mountains. In the course of its review and approval of a disclosable related party transaction, the Audit Committee or the disinterested directors as the case may be considers:

  •
  the nature of the related person's interest in the transaction; and

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction.

        Any member of the Audit Committee who is a related person with respect to a transaction under review, or any director or officer of White Mountains who is also a director of the Company, may not participate in the deliberations or vote respecting approval of the transaction but may be counted in determining the presence of a quorum at a meeting of the Audit Committee or the full Board as the case may be.

Transactions with Related Persons

White Mountains

Separation Agreement

        In connection with the initial public offering of the Company's common shares and a related internal reorganization, the Company entered into a Separation Agreement dated November 14, 2006 with White Mountains (the "Separation Agreement") to address a number of operational, administrative and financial matters relating to the fact that OneBeacon would no longer be a wholly-owned subsidiary of White Mountains. These matters included, among others, the administration of payroll, employee benefits programs, deferred compensation and 401(k) plans, OneBeacon's travel and logistics office, certain information technology assets and functions and certain agreements with respect to finance and tax arrangements. Pursuant to the Separation Agreement, White Mountains has agreed to indemnify the Company and its subsidiaries, as well as their current and former officers, directors and employees to the extent permitted by law, for any and all claims or actions resulting in losses, expenses or damages relating to or arising out of the business, operation or ownership of any subsidiary company or business owned by the Company or its subsidiaries that, subsequent to OneBeacon's ownership, was a subsidiary or business of White Mountains (but no longer a subsidiary or business of OneBeacon). For the year ended December 31, 2008, OneBeacon recorded expenses of $0.7 million and recorded revenues of $2.1 million for services under the Separation Agreement that OneBeacon received from or provided to White Mountains and its subsidiaries, respectively.

        Included within the Separation Agreement is a provision which indemnifies the Company from an increase in income taxes which result from certain transactions that took place prior to the initial public offering. This provision also states that any excess taxes and interest recorded in the contingency reserve will be payable to White Mountains if a final determination results in less cash payment to the government for taxes and interest. As of December 31, 2008, the tax and interest expense recorded by Company for these items was $49.1 million, net of federal benefit.

Registration Rights Agreement

        Also in connection with the initial public offering, the Company entered into a registration rights agreement dated November 14, 2006 with White Mountains that provides that White Mountains can demand that the Company register the distribution of its common shares owned by White Mountains ("demand" registration rights). In addition, White Mountains has "piggyback" registration rights, which means that White Mountains may include its shares in any future registrations of the Company's common equity securities, whether or not that registration relates to a primary offering by the Company or a secondary offering by or on behalf of any of the Company's shareholders. These registration rights are transferable by White Mountains. The Company will pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the common shares sold by White Mountains. The registration rights agreement contains customary terms and provisions with respect to, among other things, registration procedures and rights to indemnification in connection with the registration of the common shares on behalf of White Mountains. The Company will register sales of its common shares owned by employees and directors of White Mountains pursuant to employee share or option plans, but only to the extent such registration is required for the shares to be freely tradable.

Investment Management Agreement with White Mountains Advisors LLC

        Prior to the initial public offering, White Mountains Advisors LLC ("WM Advisors") managed the majority of OneBeacon's investments, including the investments of the employee benefit plan portfolios. Prospector Partners, LLC ("Prospector") served as a discretionary advisor with respect to certain assets, specifically publicly-traded common equity and convertible securities, through a sub-advisory agreement with WM Advisors. See "—Investment Management Agreement with Prospector Partners, LLC" on page 40.

        Subsequent to the initial public offering, under agreements dated as of November 2006 and November 2007, WM Advisors supervises and directs the fixed income and alternative investment portion of OneBeacon's investment portfolio in accordance with the investment objectives, policies and restrictions described in OneBeacon's investment guidelines (the "Investment Guidelines"), as well as the majority of the investments of the employee benefit plan portfolios.

        Under the agreements, WM Advisors has full discretion and authority to make all investment decisions in respect of the fixed income and alternative investment portion of OneBeacon's investment portfolio as well as the portfolios of the employee benefit plans on OneBeacon's behalf and at OneBeacon's sole risk, and to do anything which WM Advisors deems is required, appropriate or advisable in connection with the foregoing, subject to and in accordance with the Investment Guidelines. The assets of OneBeacon's portfolio as well as the portfolios of the employee benefit plans will be held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by OneBeacon and acceptable to WM Advisors. OneBeacon is responsible for custodial arrangements and the payment of all custodial charges and fees. Prospector continues to serve as a discretionary advisor with respect to the publicly-traded common equity and convertible securities of the employee benefit plan portfolios, through a sub-advisory agreement with WM Advisors, as well as serving as investment advisor to OneBeacon with respect to its common equity and convertible securities portion of its portfolio. OneBeacon incurred $8.5 million in fees for investment management services provided by WM Advisors under this investment management agreement, including $1.1 million in fees related to the Company's employee benefit plan portfolios and $0.6 million in treasury management fees, with respect to services rendered for the fiscal year ending December 31, 2008.

        OneBeacon has agreed to pay annual investment management fees generally based on the quarter-end market values held under custody as set forth in the table below:

Assets Under Management	Annual Fee
Investment Grade Fixed Income:
—Up to $999 million	10.0 basis points
(0.1% or 0.001)
—Next $1-$1.999 billion	8.5 basis points
—Amounts over $2 billion	7.5 basis points
High Yield Fixed Income	25.0 basis points
Hedge Funds, Limited Partnerships and Private Equities	100.0 basis points

        WM Advisors is paid a quarterly fee for treasury management services computed at the annual rate of 1.75 basis points (0.0175%) of the aggregate value of net assets an annual basis.

        The agreements provided for an initial fixed term of three years, which was extended by OneBeacon for an additional year (a fourth year), and may be extended by OneBeacon for a second additional year (a fifth year) at or prior to the end of the third year of the term. During such term, the WM Advisors Agreement is terminable by OneBeacon only (i) for cause (including material non-performance by WM Advisors), (ii) if there is a change in control of WM Advisors (for this purpose, a change in control represents 50% or greater change in voting interest of WM Advisors), or (iii) if White Mountains' voting interest in OneBeacon falls below 50%. Following the end of the initial term and any extensions, the agreements may be terminated by either party on 60 days written notice.

OneBeacon U.S. Holdings, Inc. Guarantee

        White Mountains has provided and, pursuant to the Separation Agreement, continues to provide an irrevocable and unconditional guarantee as to the payment of principal and interest (the "Guarantee") on OneBeacon U.S. Holdings, Inc. ("OBH"), a wholly-owned subsidiary of the Company, formerly Fund American Companies, Inc., 5.875% Senior Notes due 2013 (the "Senior Notes"). In May 2003, OBH, formerly a subsidiary of White Mountains, issued $700 million face value of Senior Notes through a public offering, at an issue price of 99.7%. The Senior Notes bear an annual interest rate of 5.875%, payable semi-annually in arrears on May 15 and November 15, until maturity on May 15, 2013.

        In consideration of this Guarantee, OneBeacon has agreed to pay a specified fee to White Mountains in the amount of 25 basis points per annum on the outstanding principal amount of the Senior Notes. Such payment will be made on a semi-annual basis in arrears. OneBeacon has further agreed that if White Mountains' voting interest in the Company falls below 50%, OneBeacon will redeem, exchange or otherwise modify the Senior Notes in order to fully and permanently eliminate White Mountains' obligations under the Guarantee (the "Guarantee Elimination"). White Mountains has agreed to provide written notice to OneBeacon when its voting interest in OneBeacon has been reduced below 50%. OneBeacon shall have 180 days from the receipt of such notification to complete the Guarantee Elimination. If the Guarantee Elimination is not completed within the initial 180-day period, the Guarantee fee shall increase by 200 basis points. The Guarantee fee shall further increase by 100 basis points for each subsequent 90-day period thereafter, up to a maximum Guarantee fee of 425 basis points, until the Guarantee Elimination has been completed. All expenses associated with the elimination of the Guarantee will be borne by OneBeacon. The Company incurred $1.7 million in fees for the provision of the Guarantee for the fiscal year ended December 31, 2008.

        White Mountains has a revolving credit facility which provides for borrowing up to a maximum of $442 million and which contains restrictive financial covenants. The indenture documents governing the Senior Notes provide that if White Mountains as guarantor of the Senior Notes has a payment default in excess of $25 million under a credit agreement, mortgage or similar debt agreement, there is a default under the Senior Notes (commonly referred to as a "cross default"). Therefore, if White Mountains were to breach its financial covenants in its revolving credit facility, an event of default would result, which would allow lenders to declare all amounts owed under the revolving credit facility to be immediately due and payable. A failure to pay the amounts owed under the revolving credit facility would result in a trigger of the cross default provisions in the indenture documents governing the Senior Notes resulting in a required repayment of the Senior Notes. As of December 31, 2008, White Mountains had drawn $200 million under the facility.

Keep-Well

        OBH's ability to declare or pay dividends was limited and OBH could not, in certain circumstances, declare or pay any dividend or distribution to any other class or series of stock other than its Series A Preferred Stock without the consent of the holders of a majority of outstanding shares of the Series A Preferred Stock. Under the terms of a Keep-Well Agreement dated November 30, 2004 between White Mountains and OBH (the "Keep-Well"), White Mountains had agreed to return to OBH up to approximately $1.1 billion if some or all of that amount was required by OBH to meet its obligations under the terms of the Series A Preferred Stock. Under the Keep-Well, White Mountains had to make any required contributions to OBH prior to making any distributions to its shareholders. The aggregate amount of distributions that White Mountains could make to its shareholders was limited; the limit increased or decreased by an amount equal to White Mountains' consolidated net income or loss over the life of the Keep-Well. The Keep-Well expired when all obligations of the Series A Preferred Stock, were satisfied upon its redemption in May 2008. See "Irrevocable Grantor Trusts" below for discussion of the creation and funding of an irrevocable grantor trust that economically defeased the Series A Preferred Stock.

Irrevocable Grantor Trusts

        In connection with the initial public offering, OneBeacon created two irrevocable grantor trusts and funded them with assets sufficient to make dividend and redemption payments for the $20 million of Series A Preferred Stock which was redeemed in May 2007 and the $300 million of Series A Preferred Stock that was redeemed in May 2008. The cash contributed to fund these trusts was used to purchase a portfolio of fixed maturity securities The assets held in trust remained subject to the claims of creditors of OBH and OneBeacon Enterprises Holdings, Inc. ("OBEH"), formerly Fund American Enterprises Holdings, Inc., in the event that OBH or OBEH became insolvent. White Mountains Capital, Inc., a subsidiary of White Mountains, served as the trustee for the irrevocable grantor trusts and received no fee for the provision of trustee services.

Galileo Guarantees

        Beginning in February 2006, one of the Company's subsidiaries, OneBeacon Insurance Company ("OBIC"), agreed to provide guarantees of the obligations of Galileo Weather Risk Management Ltd. ("Galileo") to Galileo's counterparty in certain weather-related product transactions. Galileo is a subsidiary of White Mountains. The guarantees required OBIC to pay the full amount of Galileo's obligations to the counterparty in the event of Galileo's failure to pay these obligations. In the event of a payment, OBIC would be eligible to exercise all of the rights of the counterparty against Galileo.

        As of October 21, 2008, OneBeacon assigned its 21 guarantees of Galileo transactions, the total principal amount of which was approximately $68.0 million, to White Mountains Re Bermuda, Ltd., a subsidiary of White Mountains. For the year ended December 31, 2008, Galileo paid OBIC approximately $38,000 in fees for the provision of the guarantees.

Esurance Services

  Claims Administration Services

        Esurance Insurance Services, Inc., a subsidiary of White Mountains ("Esurance"), and New Jersey Skylands Management, LLC, a subsidiary of the Company ("NJSM"), entered into a Transition Services Agreement (the "Transition Services Agreement") dated as of June 28, 2007. The Transition Services Agreement provides that NJSM will provide certain transition services to Esurance during the period from July 2, 2007 through February 28, 2009 plus any extension term to enable Esurance to be able to provide such services internally after the transition period. NJSM provides the following services to Esurance pursuant to the Transition Services Agreement: facilities and building services (cubicles; office furniture; common space; conference rooms; telecommunications equipment and services; building management services; and mailroom services); and IT services (network connections; and voice and telecommunications services). During 2008, Esurance paid NJSM approximately $300,000 under the Transition Services Agreement.

  Claims Counsel Services

        From time to time, the Company provides staff counsel services to Esurance. The Company's staff counsel defends Esurance policyholders when the policyholders are sued by third party tort plaintiffs arising from automobile accidents. The hourly cost of the staff counsels' time is charged to Esurance. In 2008, OBIC billed Esurance $95,000 for counsel services.

  Sublease

        OBIC subleases to Esurance Insurance Company approximately 4,200 square feet of an approximately 14,000 square foot office facility in Brooklyn, NY. The sublease term commenced August 15, 2008 and terminates on November 29, 2014. Esurance has the option to sublease an additional 3,000 square feet of the office space if available on the same terms and conditions as the original sublease except that the monthly rental payment shall increase to approximately $24,500 per month until May 2009, at which time the rent will increase to approximately $29,500 per month. In addition, Esurance has the right of first refusal on the remainder of the office space on terms and conditions to be agreed upon by the parties. Esurance paid OBIC approximately $14,525 per month, or approximately $65,000, during 2008 for the office space. Beginning in May 2009, Esurance will pay OBIC approximately $17,500 per month for the office space. Esurance also purchased office equipment and furniture from OBIC for approximately $22,000.

  Brokerage Commission

        In 2008, AutoOne Insurance Company, a division of the Company ("AutoOne"), assisted Esurance, Inc. with the sale of $6.1 million of excess 2008 New York take-out credits and received a fee of $195,200. AutoOne has agreed to perform a similar service for Esurance in 2009 by assisting with the sale of approximately $5 million in take-out credits and will receive a fee of approximately $15,000. Various states have assigned risks pools which provide automobile insurance for individuals unable to secure coverage in the voluntary market. Insurers are obligated to accept future assignments from state assigned risk pools as a condition of maintaining a license to write auto business in the state. However, insurers may satisfy their assigned risk obligations by utilizing various credits (including take-out credits).

  Sale of HCIC to Esurance Holdings, Inc.

        During the third quarter of 2006, OneBeacon sold one of its inactive licensed subsidiaries, Homeland Central Insurance Company ("HCIC"), to Esurance Holdings, Inc. ("Esurance Holdings"), a subsidiary of White Mountains. HCIC was renamed Esurance Insurance Company of New Jersey

("Esurance Insurance NJ"). In connection with the sale, Esurance Holdings agreed to pay $2.85 million of the total purchase price in periodic annual installments based upon a percentage of an annually recognized tax benefit with respect to premium tax in the State of New Jersey. Because of the license held by HCIC in New Jersey, Esurance Insurance NJ is entitled to a tax benefit that results in a reduction of the amount of annual state premium tax due on premiums written in New Jersey. In April 2008, after the filing of its New Jersey premium tax return, Esurance Insurance NJ paid OneBeacon approximately $52,000.

Tax Payment by Fund American Financial Services to White Mountains Re

        Certain members of the White Mountains Re Holdings, Inc. ("WTMRe") group were part of the OneBeacon U.S. Financial Services, Inc. ("OBFS"), formerly Fund American Financial Services, Inc. consolidated tax group in 2004. After leaving the group in November 2004, a tax loss was incurred in 2005 that could be carried back to the OBFS 2004 tax return. The carryback generated a refund of $25.6 million from the Internal Revenue Service that was paid to WTMRe upon receipt in 2006. In addition to the refund, certain credits were freed up for carryover to subsequent years. The parties agreed that when the credits were used by OBFS, WTMRe would be reimbursed for the benefit obtained by OBFS. When the 2007 federal tax return was filed in September 2008, the remaining credit was used and WTMRe was paid $1.8 million. There are no further payments due from this transaction.

Federal Insurance Indemnity

        In December 2003, White Mountains and Fund American Companies, Inc., now OBH, entered into a General Agreement of Indemnity with Federal Insurance Company ("Federal"), under which Federal agreed to execute judicial and similar bonds on behalf of White Mountains and OBH and their respective subsidiaries. Under the General Agreement of Indemnity, White Mountains and OBH agreed to jointly and severally indemnify Federal for any losses under the bonds. Included within the Separation Agreement is a provision under which each of White Mountains and the Company will indemnify the other for losses arising out of or in connection with bonds to the extent for the benefit of White Mountains or the Company, respectively. At December 31, 2008, total exposure under the General Agreement of Indemnity for outstanding bonds was $437,000, of which $105,000 related to bonds issued on behalf of OBH or its subsidiaries. As of November 2006, the Company entered into a new agreement with Federal providing a similar bonding capacity to which White Mountains is not a party.

Prospector

Investment Management Agreement with Prospector Partners, LLC

        Prior to the initial public offering, Prospector managed most of the publicly-traded common equity and convertible securities in OneBeacon's portfolio, as well as the employee benefit plan portfolios, through a sub-advisory agreement with WM Advisors.

        In connection with the initial public offering, OneBeacon entered into an investment management agreement with Prospector in November 2006, as amended in November 2007, pursuant to which Prospector supervises and directs the publicly-traded common equity and convertible securities portion of OneBeacon's investment portfolio in accordance with the investment objectives, policies and restrictions described in OneBeacon's investment guidelines. Under the agreement, Prospector has discretion and authority with respect to the portfolio it manages for OneBeacon that is substantially similar to WM Advisors' discretion and authority under its agreement. The assets of OneBeacon's portfolio are held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by us and acceptable to Prospector. OneBeacon is responsible for custodial arrangements and the payment of all custodial charges and fees. The Company incurred $4.2 million in fees for services rendered with respect to OneBeacon's portfolio during the fiscal year ended December 31, 2008.

        Under the Prospector investment management agreement, OneBeacon pays annual management fees to Prospector based on aggregate net assets under management according to the following schedule: 1.00% on the first $200 million; 0.50% on the next $200 million; and 0.25% on amounts over $400 million. The agreement had an initial fixed term of three years which was extended by the Company for an additional year (a fourth year), and may be extended by OneBeacon for a second additional year (a fifth year) at or prior to the end of the third year of the term. The agreement is terminable by OneBeacon only (i) for cause (including material non-performance by Prospector), (ii) if either John D. Gillespie or Richard P. Howard are no longer affiliated with Prospector, (iii) if there is a change in control of Prospector (for this purpose, a change in control represents 50% or greater change in voting interest of Prospector), or (iv) if White Mountains' voting interest in the Company falls below 50%. Following the end of the initial term and any extensions, the Prospector investment management agreement may be terminated by either party on 60 days written notice. Prospector continues to serve as a discretionary advisor to WM Advisors under the sub-advisory agreement with respect to specified assets in OneBeacon's employee benefit plan portfolios.

        Richard P. Howard, a portfolio manager of Prospector, is a director of the Company.

Prospector Managed Limited Partnerships

        At December 31, 2008, OneBeacon had $38.9 million invested in the Prospector Turtle Fund, L.P. and the Prospector Partners Fund, L.P., limited partnerships managed by Prospector. Under the limited partnership agreements, Prospector serves as general partner and general manager of the funds and is paid a management fee by the Company. In addition, the Company allocates a portion of its earnings on the Company's limited partnership interests to Prospector as an incentive fee. The Company incurred $0.4 million in management fees and $0.1 million in incentive fees for the year ended December 31, 2008.

Other Transactions

        Small Army, Inc. provides marketing and creative services to the Company. Jeffrey R. Freedman, the CEO and owner of Small Army, Inc., is the husband of Jane E. Freedman, the Company's Secretary. In 2008, the Company paid Small Army approximately $300,000 for marketing services.

 REPORT OF THE AUDIT COMMITTEE

        In connection with the audit of the Company's financial statements for the year ended December 31, 2008, the Audit Committee has: (1) reviewed and discussed with management and Pricewaterhouse Coopers LLP ("PwC") the Company's audited financial statements for the year ended December 31, 2008, management's assessment of the effectiveness of the Company's internal control over financial reporting and PwC's audit of the Company's internal control over financial reporting; (2) reviewed and discussed with PwC the matters required by Statement of Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board rules and discussed with PwC their independence.

        Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2008 and 2007 (as presented herein) are compatible with maintaining their independence. Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to Members at the 2009 Annual Meeting.

        Management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting. The Company's independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company's audited financial statements with Generally Accepted Accounting Principles ("GAAP"). It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC. In giving its recommendation to the Board, the Audit Committee has relied on (1) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PwC with respect to such financial statements.

        The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.onebeacon.com.

Submitted by the Audit Committee

Kent D. Urness, Chairman
Ira H. Malis
Lowndes A. Smith

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES

        The Audit Committee pursuant to its policy pre-approves the scope and fees for all services performed by PwC. Annually, the OneBeacon Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of OneBeacon's financials. All other audit, audit-related and non audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis by the Director of Internal Audit or his/her designee through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Committee, provided that the Director of Internal Audit makes a full report of all services pre-approved pursuant to the policy at the next regularly scheduled meeting of the Committee.

        It is the intent of the policy to assure that PwC's performance of audit, audit-related and non audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services, fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit. All services performed by PwC during 2008 and 2007 were pre-approved in accordance with the policy described above.

        The services performed by PwC in 2008 and 2007 are described below. PwC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation. From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

        The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2008 and 2007:

PwC Fees	2008(4)	2007(4)
Audit Fees(1)	$1,872,445	$1,964,800
Audit-Related Fees(2)	219,739	188,355
Tax Fees(3)	32,743	108,250
All Other Fees	0	0
Total	$2,124,927	$2,261,405

    (1)
    The fees in this category were for professional services rendered in connection with (a) the audits of the Company's annual financial statements including the Company's internal control over financial reporting, included in the Company's Annual Report on Form10-K, (b) the review of the Company's quarterly financial statements included in its Quarterly Reports on Form 10-Q, (c) audits of the Company's subsidiaries that are required by statute or regulation, and (d) services that generally only the Company's independent registered public accounting firm reasonably can provide.

    (2)
    The fees in this category were for professional services rendered in connection with (a) employee benefit plan audits, (b) agreed upon procedures, (c) a consent in connection with the filing of the Company's and OneBeacon U.S. Holdings, Inc.'s shelf registration statement on Form S-3 in 2008, and (d) other regulatory requirements.

    (3)
    The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

    (4)
    (a) The fees reported include expense reimbursements of $27,227 and $57,152 in 2008 and 2007, respectively. (b) All fees shown are included in aggregate fees billed to White Mountains for services rendered by PwC during 2008 and 2007 as disclosed in White Mountains' 2009 and 2008 Proxy Statements.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information about our equity compensation plans that authorize the issuance of shares of Company common stock. This information is provided as of December 31, 2008.

	(A)	(B)	(C)
Plan Category	Number of securities to be Issued upon exercise of Outstanding options, Warrants and rights(1)(2)	Weighted average exercise Price of outstanding options, warrants and rights	Number of securities Remaining available for Future issuance under Equity compensation plans (excluding securities reflected in column A)(3)
Equity compensation plans approved by stockholders	0	$0	7,487,014
Equity compensation plans not approved by stockholders	1,237,872	$27.97	2,512,128
Total	1,237,872	$27.97	9,999,142

(1)
Includes shares underlying IPO Options granted under the OneBeacon Long-Term Incentive Plan. The material terms of the OneBeacon Long-Term Incentive Plan are described in Note 10. The IPO Options are described in footnote 4 to the Summary Compensation Table.

(2)
Excludes performance shares and restricted stock units granted to certain members of senior management, including the Named Executive Officers, by the Compensation Committee in February 2007 under the OneBeacon Incentive Plan and February 2008 and February 2009 under the 2007 Plan. Performance share awards and restricted stock units typically are settled in cash although they may be paid in shares at the discretion of the Compensation Committee. See "Executive Compensation—Compensation Discussion and Analysis" and "Executive Compensation—Summary Compensation Table".

(3)
Under the 2007 Plan, includes shares remaining for issuance at target pursuant to restricted stock, restricted stock unit and performance share awards, which could result in the issuance of up to 14,987,014 shares. Under the OneBeacon Long-Term Incentive Plan, includes shares remaining for issuance at target pursuant to restricted stock and performance share awards, which could result in the issuance of up to 6,262,128 common shares.

 COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% Members are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2008 except for a Form 4 that was filed ten days late on behalf of Ira H. Malis.

PROPOSAL 2

APPROVAL OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to Member approval, the Audit Committee of the Board has appointed PwC as the Company's independent registered public accounting firm for 2009. Further, Members are being asked to authorize the Board, acting by the Audit Committee, to negotiate and fix the remuneration to be paid to PwC in connection with the services to be provided to the Company for 2009. Representatives from PwC will attend the 2009 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

        PwC has served as the Company's independent registered public accounting firm for the past 3 years and as White Mountains' registered public accounting firm for the past 9 years.

        The Board recommends a vote FOR Proposal 2 approving the appointment of PwC as the Company's Independent Registered Public Accounting Firm for 2009.

 OTHER MATTERS

Manner of Voting Proxies

        Common shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted FOR each of the proposals named earlier in this proxy statement.

        In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

        Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2009 Annual Meeting.

Votes Required for Approval

        With respect to the election of directors, the nominees receiving the highest number of votes, up the number of directors to be elected, shall be deemed elected. The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2009 Annual Meeting, in person or by proxy, provided a quorum is present.

Inspector of Election

        Wells Fargo Shareowner Services has been appointed as Inspector of Election for the 2009 Annual Meeting. Representatives of Wells Fargo will attend the 2009 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

        The solicitation of proxies will be made primarily by mail, however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Members Sharing an Address

        We have adopted a procedure approved by the Securities and Exchange Commission called "householding." Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to Members sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

        In the future, we will send only one annual report and proxy statement to Members sharing the same address unless we receive instructions to the contrary from any Member at that address. Those Members who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Secretary at the address in this proxy statement. You also may request copies of our annual disclosure documents on our web site at www.onebeacon.com.

Availability of Proxy Materials and Annual Report

        The Company's audited financial statements for the year ended December 31, 2008, as approved by the Company's Board of Directors, will be presented at the 2009 Annual Meeting. This proxy statement and our 2008 Annual Report are also available on our web site at www.onebeacon.com under the heading "Investor Relations." Most Members can elect to view future proxy statements and annual reports, as well as vote their common shares, over the internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents. If you hold shares through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold shares through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the internet address for use in accessing our proxy statement and annual report.

Proposals by Members for the 2010 Annual General Meeting of Members

        Member proposals (other than proposals nominating director candidates for which the procedures are outlined on page 7) must be received in writing by the Secretary of the Company no later than December 22, 2009 and must comply with the requirements of the SEC in order to be considered for inclusion in the Company's proxy statement relating to the Annual General Meeting to be held in 2010.

Other Matters

        Whether or not you plan to attend the meeting, please vote over the internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

        Our 2008 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Jane E. Freedman, Secretary
April 20, 2009

ONEBEACON INSURANCE GROUP, LTD. ANNUAL GENERAL MEETING OF MEMBERS Wednesday, June 3, 2009 12:00 noon Atlantic Time (11:00 a.m. ET) The Fairmont Hamilton Princess Hotel 76 Pitts Bay Road Pembroke HM 11 Hamilton, Bermuda OneBeacon Insurance Group, Ltd. proxy This proxy is solicited by the Board of Directors for use at the Annual General Meeting on June 3, 2009 and any adjournment thereof. The shares you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. The undersigned hereby appoints T. Michael Miller and Paul H. McDonough, and each of them, proxies with full power of substitution, to vote all Common Shares of the undersigned at the 2009 Annual General Meeting of Members to be held Wednesday, June 3, 2009, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse of this card. If no directions are given, the proxies will be voted FOR the Election of the Company’s Class III Directors; FOR the Appointment of the Company’s Independent Registered Public Accounting Firm, and at their discretion on any other matter that may properly come before the meeting. Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope or otherwise to OneBeacon Insurance Group, Ltd., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. See reverse for voting instructions.

The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of Class III 01 Raymond Barrette 03 Morgan W. Davis Vote FOR Vote WITHHELD directors to a term 02 Reid T. Campbell all nominees from all nominees ending in 2012 (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Approval of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2009. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Mark Box Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. ADDRESS BLOCK TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Please detach here